SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ConAgra Foods, Inc.

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PROXY STATEMENT

September 21, 2012

Annual Meeting of Stockholders

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 240-4000

August 8, 2012

Dear Fellow Stockholder:

It is my pleasure to invite you to join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha, Nebraska on September 21, 2012 at 1:30 p.m., Central Daylight Time, at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102.

The meeting will include a report on our business, discussion and voting on the matters described in the notice of annual meeting and proxy statement, and a question-and-answer session.

Whether or not you plan to join us in person, please be sure to vote your shares by proxy. Vote on the Internet or by telephone according to the instructions you find in the following pages. Or, if you received a paper copy of the materials, mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Your prompt response is appreciated.

Thank you for your continued investment in ConAgra Foods.

Sincerely,

Gary M. Rodkin

Chief Executive Officer & President

We are pleased this year to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials via the Internet and mail a Notice of Internet Availability of Proxy Materials. We believe this approach helps us expedite your receipt of our materials, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our proxy materials unless you specifically request a copy. You may request a paper copy be sent to you in the mail by following the instructions on the Notice of Internet Availability of Proxy Materials.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Friday, September 21, 2012 at 1:30 p.m. Central Daylight Time Registration will begin at 12:30 p.m. Central Daylight Time

Place:	The Witherspoon Concert Hall of the Joslyn Art Museum 2200 Dodge Street, Omaha, Nebraska 68102

Audiocast:	If you cannot attend the meeting in person, you may join a live audiocast of the meeting on the Internet by visiting http://investor.conagrafoods.com at 1:30 p.m. Central Daylight Time, on September 21, 2012

Items of Business:

At the meeting, stockholders will:

•            vote on the election of directors for the ensuing year;

•            vote on the ratification of the appointment of our independent auditor for fiscal 2013;

•             vote to approve, on a non-binding advisory basis, named executive officer compensation; and

•            transact any other business properly brought before the meeting.

Who May Vote:	Stockholders of record as of the close of business on July 27, 2012 are eligible to vote at the annual meeting and at any postponements or adjournments thereof.

Date of Distribution:	We mailed our Notice of Internet Availability of Proxy Materials on or about August 8, 2012. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Fiscal 2012 Annual Report and the proxy card on or about August 8, 2012.

Electronic Availability of Materials:	The Proxy Statement and our Annual Report to stockholders for the fiscal year ended May 27, 2012 are available electronically at http://investor.conagrafoods.com.

August 8, 2012 Omaha, Nebraska	Colleen Batcheler Corporate Secretary

PROXY STATEMENT SUMMARY

We have included this proxy statement summary to assist as you review the proposals to be acted upon, including the election of directors and non-binding advisory vote to approve named executive officer compensation. The following information is only a summary. For more complete information on these topics, please review our Annual Report on Form 10-K and this Proxy Statement.

VOTING ITEMS AT THE ANNUAL MEETING

	Board Recommendation	Pages

Election of 11 directors

(Voting Item #1)

We have included important information about the experience, qualifications and skills of each of the director nominees whom you are being asked to elect. All of your directors have proven leadership and integrity and are committed to the success of our company.

	FOR all nominees	1 – 6
Ratification of the appointment of our independent auditor for fiscal 2013 (Voting Item #2) The Audit / Finance Committee of the Board has appointed KPMG LLP as our independent auditor for fiscal 2013. As a matter of good governance, we are asking stockholders to ratify that selection.	FOR	57

Advisory vote to approve named executive officer compensation

(Voting Item #3)

Consistent with our Board’s recommendation and stockholders’ preference as indicated at our 2011 annual meeting, we currently hold a “say on pay” vote annually. This vote addresses our overall approach to the compensation of our named executive officers. We encourage you to read our Compensation Discussion and Analysis in this Proxy Statement, which explains how and why the Human Resources Committee of our Board arrived at its executive compensation actions and decisions for fiscal 2012.

	FOR	58 – 59

FISCAL 2012 HIGHLIGHTS AND COMPENSATION

On May 27, 2012, we concluded a challenging fiscal 2012. With consumers struggling and an external environment marked by a continuation of the escalating input costs we saw in fiscal 2011, our profits were negatively impacted. However, we successfully delivered growth in diluted earnings per share, adjusted for items impacting comparability, increased net sales and placed the company on solid ground as we entered fiscal 2013. Key accomplishments during fiscal 2012 include the following:

•

We successfully turned around our Lamb Weston specialty potato operations, delivering strong sales and profit growth in the business, driven by favorable volumes and product mix as well as improved operating conditions.

•	We took effective and responsible pricing actions throughout our portfolio, despite the continued weak consumer environment, to combat escalating input costs.

•	We continued our track record of strong cost savings in our Consumer Foods business and effectively focused on total margin management.

•

We invested for the future through acquisitions, using approximately $694 million of cash on hand to acquire assets in large and growing categories (for example, frozen breakfast, private label pretzels and private label pita chips) and to expand in an international market where we already have a presence, Canada. We also acquired a majority ownership position in Agro Tech Foods, Ltd., an Indian food company, in which we have had an equity interest since 1997.

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•

We effectively leveraged our strong innovation capabilities during fiscal 2012. For example, we created platforms for growth with Marie Callender’s multi-serve meals, which use MicroRite* tray technology. We also expanded into adjacencies such as frozen mini desserts and private label health and nutrition bars.

•	Our Board of Directors raised the company’s annualized dividend by 4% during fiscal 2012, to its current annualized rate of $0.96 per share.

•

Our Board of Directors approved a $750 million increase to the company’s existing share repurchase authorization. We returned more than $352 million to stockholders through share repurchases during fiscal 2012.

•	Our company was listed on the Dow Jones Sustainability Index – North America, a strong indicator of our commitment to sustainable business practices.

The fiscal 2012 pay packages for our named executive officers consisted of salary, short- and long-term incentive opportunities and other benefits discussed in the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement (pages 13 to 31). You can read about our Human Resources Committee’s methodology for setting pay opportunities and approving actual payouts, and learn more about our compensation plans and programs, in that section. In summary, however, it is worth noting that in determining the amount of compensation paid to our named executive officers, the Human Resources Committee focuses intently on aligning pay and performance. As such, you will read in our CD&A that:

•

our fiscal 2012 performance results were in line with our expectations but slightly short of our target. Payouts under our fiscal 2012 annual incentive plan reflected our performance and ranged from 70% to 100% of targeted amounts, with most awards paying out at 78% of targeted amounts; and

•

from a three-year perspective, fiscal years 2010 through 2012 represented a period of volatility in our business performance. The performance share component of our long-term incentive program for the named executive officers for that three-year period included a profit growth threshold that was not met. As a result, our named executive officers received no payout under the performance share component of the long-term incentive plan.

The Committee considered the positive support received from stockholders in 2011 for its compensation decisions and recognizes that our compensation programs need to continue to align with leading corporate governance practices to maintain that support. Accordingly, while the basic framework of our compensation programs for fiscal 2013 is unchanged, the Committee adopted clawback and hedging policies to enhance the program. These changes are discussed in detail in the CD&A.

***

*	MicroRite® (trademark and technology) is owned by Graphic Packaging International, Inc. (GPI)

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PROXY STATEMENT

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, NE 68102-5001

We are furnishing this proxy statement to our stockholders in connection with the solicitation by our Board of Directors of proxies to be used at the 2012 Annual Meeting of Stockholders of ConAgra Foods, Inc. We mailed our Notice of Internet Availability of Proxy Materials on or about August 8, 2012. For stockholders who previously elected to receive a paper copy of our proxy materials, we mailed the Proxy Statement, our Annual Report and a proxy card on or about August 8, 2012.

Stockholders of record at the close of business on July 27, 2012 are entitled to vote at the meeting and at any postponements or adjournments. On July 27, 2012, there were 406,070,583 voting shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote.

Your vote is very important. For this reason, the Board of Directors is requesting that you vote your shares in advance of the meeting by proxy.

If you hold shares of ConAgra Foods stock in your own name (also known as “of record” ownership), you can come to the meeting and vote your shares in person, or you can vote your shares by proxy in one of the following manners:

•	By completing, signing, dating and returning (in the postage-paid envelope provided) the proxy card enclosed with paper copies of our proxy materials;

•	By visiting the Internet at www.proxyvote.com and following the instructions; or

•	By calling 1-800-690-6903 on a touch-tone telephone and following the recorded instructions.

Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, September 18, 2012 for shares held in the ConAgra Foods Retirement Income Savings Plan and through 11:59 p.m. Eastern Time on Thursday, September 20, 2012 for all other shares.

If a broker, bank or other nominee holds your stock (also known as “street name” ownership), it will send you a voting instruction form. You may vote by completing, signing, dating and returning the form. If you wish to attend the meeting and vote in person, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or nominee.

See pages 60 to 62 of this proxy statement for more voting information.

Voting Item #1 – Election of Directors

ConAgra Foods’ business is managed under the direction of our Board of Directors, which is currently comprised of 11 members. For the 2012 Annual Meeting, all 11 members have been re-nominated by the Board for election to hold office until the 2013 Annual Meeting and until their successors have been elected and qualified. Each nominee is a current member of the Board who was elected by stockholders at the 2011 Annual Meeting. In case any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

The Board’s Nominating, Governance and Public Affairs Committee recommended, and the Board determined, that each individual identified below be re-nominated for election. We refer to this Committee as the N/G/PA Committee throughout this Proxy Statement. A short biography, together with key experience, qualifications and skills considered by the N/G/PA Committee is noted for each nominee. The N/G/PA Committee also considered whether the slate of nominees, taken as a whole, has the skills and qualifications that the Board considers essential and desirable.

Name	Age	Director Since	Occupation	Independent
Mogens C. Bay	63	1996	Chairman & CEO, Valmont Industries, Inc.	Ö
Stephen G. Butler	64	2003	Retired Chairman & CEO, KPMG LLP	Ö
Steven F. Goldstone	66	2003	Manager, Silver Spring Group	Ö
Joie A. Gregor	62	2009	Retired Vice Chairman of Heidrick & Struggles International, Inc.	Ö
Rajive Johri	62	2009	Retired President & Director, First National Bank of Omaha	Ö
W.G. Jurgensen	61	2002	Retired CEO & Director, Nationwide Financial Insurance Services, Inc.	Ö
Richard H. Lenny	60	2009	Operating Partner, Friedman, Fleischer & Lowe	Ö
Ruth Ann Marshall	58	2007	Retired President of the Americas, MasterCard International	Ö
Gary M. Rodkin	60	2005	CEO & President, ConAgra Foods, Inc.
Andrew J. Schindler	68	2007	Retired Chairman & CEO, R.J. Reynolds Tobacco Holdings, Inc.	Ö
Kenneth E. Stinson	69	1996	Chairman of Board, Peter Kiewit Sons’, Inc.	Ö

MOGENS C. BAY – Director since December 12, 1996

Mr. Bay (63 years of age) has served as Chairman of the Board and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. He has also been a director of Peter Kiewit Sons’, Inc. (construction and mining) since 1999.

Summary of experience, qualifications and skills considered in re-nominating Mr. Bay:

•	Strong leadership capabilities and insights from service as Chief Executive Officer of Valmont for over 19 years and Chairman and Chief Executive Officer of Valmont for over 15 years

•	Extensive experience in U.S. and global operations and manufacturing, including agricultural based operations

•	Broad understanding of governance issues facing public companies from his board service to other public companies

STEPHEN G. BUTLER – Director since May 16, 2003

Mr. Butler (64 years of age) served as the Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 until his retirement in June 2002 and Chairman of KPMG International from 1999 to 2002. He has been a director of Cooper Industries plc (electric lighting and wiring company) since 2002 and Ford Motor Company (motor vehicles manufacturer) since 2004.

Summary of experience, qualifications and skills considered in re-nominating Mr. Butler:

•	Strong leadership capabilities and insights from service as Chairman and Chief Executive Officer of KPMG as well as service as a managing partner of several KPMG offices

•	Expertise in accounting and finance and knowledge of a wide range of U.S. and international business practices based on a 34-year career with KPMG

•	Broad understanding of governance issues facing public companies from his board service to other public companies

STEVEN F. GOLDSTONE – Director since December 11, 2003

Mr. Goldstone (66 years of age) has served as non-executive Chairman of the ConAgra Foods Board since October 1, 2005. He has been a manager of Silver Spring Group (private investment firm) since 2000. From 1999 to 2000, Mr. Goldstone served as Chairman of Nabisco Group Holdings (food company). He also previously served as Chairman and Chief Executive Officer of RJR Nabisco, Inc. (consumer products company). Mr. Goldstone has been a director of Greenhill & Co., Inc. (financial advisory services) since 2004. Mr. Goldstone also served as a director of Merck & Co., Inc. (pharmaceutical company) from 2006 until 2012 and Trane Inc. (heating and air conditioning equipment) from 2002 until 2008.

Summary of experience, qualifications and skills considered in re-nominating Mr. Goldstone:

•	Strong leadership capabilities and insights from his broad range of management experiences, including prior service as a Chief Executive Officer

•	Understanding of strategic and marketplace challenges for consumer products companies from his tenure with RJR Nabisco, Inc. and Nabisco Group Holdings

•

Broad understanding of legal and governance issues facing public companies from his board service to other public companies, including as Chairman of the Board at other companies, and earlier career in law

JOIE A. GREGOR – Director since February 6, 2009

Ms. Gregor (62 years of age) is the former Vice Chairman of Heidrick & Struggles International, Inc. (executive search firm), a position she held from 2002 until 2007. From 1993 until 2006, Ms. Gregor served in a number of senior leadership roles with that firm, including President, North America, managing partner of the firm’s Global Board of Directors Practice and managing partner of the New York office. From 2007 to 2008, Ms. Gregor served as assistant to the President for Presidential Personnel under President George W. Bush. From time-to-time, Ms. Gregor provides strategic consulting services on a limited engagement basis, most recently serving as Senior Advisor to Notch Partners (buyout-driven human capital consulting services firm) from 2009 until 2012 and, since 2012, as an advisor to G100 Network (peer learning community of senior leaders of global companies).

Summary of experience, qualifications and skills considered in re-nominating Ms. Gregor:

•	Strong leadership capabilities and insights, including from her service to Heidrick & Struggles

•	Significant experience in the assessment and recruitment of corporate executives and senior officials across a wide range of industries and government

•	Recognized expert in aligning leadership teams to drive operating results

•	Proven talent management skills

RAJIVE JOHRI – Director since January 1, 2009

Mr. Johri (62 years of age) served as President and Director of First National Bank of Omaha (FNBO, a banking institution), from 2006 until his retirement in 2009. From September 2005 to June 2006, he served as President of First National Credit Cards Center for FNBO. Prior to that, he served as an Executive Vice President for J.P. Morgan Chase Bank (banking institution) from 1999 until 2004. Mr. Johri served as a director of Charter Communications, Inc. (cable and pay television services) from 2006 until 2009.

Summary of experience, qualifications and skills considered in re-nominating Mr. Johri:

•	Strong leadership capabilities and insights, including his service to FNBO as President

•	Significant expertise in finance, accounting and banking, including risk assessment and risk management

•	Substantial international business and management experience

•	Broad understanding of governance issues facing public companies from his board service to other public companies

W.G. JURGENSEN – Director since August 2, 2002

Mr. Jurgensen (61 years of age) served as Chief Executive Officer and a director of Nationwide Financial Insurance Services, Inc. (insurance company) from 2000 until his retirement in 2009. He also served as Chief Executive Officer and a director of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates. Mr. Jurgensen has been a director of The Scotts Miracle-Gro Company (agricultural chemicals company) since 2009.

Summary of experience, qualifications and skills considered in re-nominating Mr. Jurgensen:

•	Strong leadership capabilities and insights, including from his service to the Nationwide companies

•	Significant expertise in finance, accounting and banking, including risk assessment and risk management

•	Broad understanding of governance issues facing public companies from his board service to other public companies

RICHARD H. LENNY – Director since March 17, 2009

Mr. Lenny (60 years of age) has been an operating partner with Friedman, Fleischer & Lowe (private equity firm) since 2011. He served as Chairman, President and Chief Executive Officer of The Hershey Company (confectionery and snack products manufacturer) from 2001 through 2007. Prior to joining Hershey, Mr. Lenny was group vice president of Kraft Foods (food company) and President, Nabisco Biscuit and Snacks (food company), following Kraft’s acquisition of Nabisco in 2000. He joined Nabisco in 1998 from the Pillsbury Company (food company) where he was president of Pillsbury, North America. Mr. Lenny has been a director of McDonald’s Corporation (retail eating establishments) since 2005 and Discover Financial Services (direct banking and payment services) since 2009. Mr. Lenny also served as a director of The Hershey Company from 2001 until 2007 and Sunoco, Inc. (petroleum refinery) from 2002 until 2006.

Summary of experience, qualifications and skills considered in re-nominating Mr. Lenny:

•	Strong leadership capabilities and insights, particularly with major consumer brands, from his role as a Chief Executive Officer for The Hershey Company and board member of consumer products companies

•

Knowledge of strategy and business development, finance, marketing and consumer insights, supply chain management, sustainability and other social responsibility matters pertinent to a consumer products food company

•	Broad understanding of governance issues facing public companies from his board service to other public companies

RUTH ANN MARSHALL – Director since May 23, 2007

Ms. Marshall (58 years of age) was President of the Americas, MasterCard International (payments industry) from October 1999 until her retirement in June 2006. She has been a director of Global Payments Inc. (currency validation systems manufacturer) since 2006 and Regions Financial Corp. (banking industry) since 2011. Ms. Marshall also served as a director of American Standard (former manufacturer of air conditioning systems and bath and kitchen products) from 2003 until 2008.

Summary of experience, qualifications and skills considered in re-nominating Ms. Marshall:

•

Strong leadership capabilities and insights from her service to MasterCard International, a large consumer brand company, including marketing, account management, customer service and product development experience

•	Significant domestic and international experience in growing the MasterCard business

•	Broad understanding of governance issues facing public companies from her board service to other public companies

GARY M. RODKIN – Director since October 1, 2005

Mr. Rodkin (60 years of age) has been our Chief Executive Officer and President since October 1, 2005. Previously, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing company) from February 2003 to June 2005. He also served as President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002, and President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002. Mr. Rodkin has been a director of Avon Products, Inc. (beauty and related products company) since 2007, and is also Chairman of the Grocery Manufacturers of America (consumer product company trade association) and Chair-elect of the Board of Boys Town (charitable organization).

Summary of experience, qualifications and skills considered in re-nominating Mr. Rodkin:

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As our Chief Executive Officer, Mr. Rodkin has a deep understanding and commitment to the success of our company, and thoroughly understands and impacts our day-to-day operations, our financial success and the development of our leaders

•	Career has been focused on and remains committed to building leading consumer brands in the food industry

•	Broad understanding of governance issues facing public companies from his board service to another public company

ANDREW J. SCHINDLER – Director since May 23, 2007

Mr. Schindler (68 years of age) served R. J. Reynolds Tobacco Holdings, Inc. (tobacco products company) as Chairman and Chief Executive Officer from 1999 to 2004 and Reynolds American, Inc. (tobacco products company) as Chairman from July 2004 until his retirement in December 2005. Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. He has been a director of Krispy Kreme Doughnuts Inc. (retail food establishments) since 2006 and Hanesbrands, Inc. (consumer products company) since 2006. Mr. Schindler also served as a director of ArvinMeritor, Inc. (motor vehicle parts company) from 2004 until 2008, Reynolds American Inc. from 2004 until 2005 and Pike Electric Corporation (energy solutions company) from 2006 until 2007.

Summary of experience, qualifications and skills considered in re-nominating Mr. Schindler:

•	Extensive management and leadership experience through his service to R. J. Reynolds Tobacco Holdings, Inc. and military roles, including as Captain in the U.S. Army

•	Strong leadership, risk-management, marketing, operations, strategic change, and personnel development experience and skills developed through his career and military service

•	Broad understanding of governance issues facing public companies from his Board service to other public companies

KENNETH E. STINSON – Director since December 12, 1996

Mr. Stinson (69 years of age) is Chairman of the Board of Peter Kiewit Sons’, Inc. He served as Chief Executive Officer of Peter Kiewit Sons’, Inc. from 1998 until 2004. Mr. Stinson has been a director of Valmont Industries, Inc. since 1996, and a director of McCarthy Group, L.L.C. (private equity firm) since 2008. He was a director of Kiewit Investment Fund LLP from 2004 until 2012.

Summary of experience, qualifications and skills considered in re-nominating Mr. Stinson:

•	Extensive management and leadership experience through Chief Executive Officer service to Peter Kiewit Sons’, Inc.

•	Strong leadership development skills

•	Broad understanding of governance issues facing public companies from his board service to other public companies

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Corporate Governance

The Board of Directors is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes to ensure they support informed, competent and independent oversight on behalf of our stockholders. The company’s Corporate Governance Principles, available at http://investor.conagrafoods.com through the “Corporate Governance” link, provide a summary of these practices. For your convenience, we’ve detailed here a variety of practices that may be of interest, including several newly adopted practices.

Annual Elections for Directors

To promote greater accountability to stockholders, all of our directors stand for election annually.

Majority Voting in Director Elections

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board of Directors. The Board will act on the tendered resignation and publicly disclose its decision within 90 days after certification of the election results.

Board Leadership Structure

Our Board of Directors believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Chairman of the Board or a lead independent director if the positions of Chairman and CEO are held by the same person. Since 2005, our Chairman and CEO roles have been separate. With separate Chairman and CEO roles, our CEO can focus his time and energy on setting the strategic direction for the company, overseeing daily operations, engaging with external constituents, developing our leaders and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chairman leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO and senior leadership team between Board meetings on business developments, and providing overall guidance to our CEO as to the Board’s views and perspectives, particularly on the strategic direction of the company.

Director Independence

The Board has determined that ten of our 11 Board members – directors Bay, Butler, Goldstone, Gregor, Johri, Jurgensen, Lenny, Marshall, Schindler and Stinson – have no material relationship with ConAgra Foods and are independent within the meaning of our independence standards.

In making its independence determinations, the Board applied the listing standards of the New York Stock Exchange, or NYSE, and the categorical independence standards contained in the Corporate Governance Principles. The Board considers even immaterial relationships in its decision-making process to ensure a complete view of each director’s independence. This year, the Board considered that Mr. Bay is the Chief Executive Officer of Valmont Industries, Inc. One of our subsidiaries was a customer for immaterial levels of environmental engineering services from an affiliate of Valmont Industries, Inc. on an arms-length basis and in the ordinary course of business during fiscal 2012. Another subsidiary purchased irrigation equipment from an affiliate of Valmont Industries, Inc. on an arms-length basis and in the ordinary course of business during fiscal 2012. The Board also reviewed our commercial relationships with companies on whose board’s our Board members served during fiscal 2012 (i.e., Ford Motor Company, McDonald’s Corporation and Valmont Industries, Inc.). The rela-

tionships with these companies involved ConAgra Foods’ purchase or sale of products and services in the ordinary course of business on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under the Corporate Governance Principles or under applicable law and NYSE listing standards.

Applying the NYSE listing standards and the Corporate Governance Principles, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of our non-employee directors.

In addition to satisfying our independence standards, each member of the Audit / Finance Committee must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of ConAgra Foods. Each member of the Audit / Finance Committee satisfies this additional independence requirement.

Similarly, the SEC recently adopted rules on the independence of compensation committee members that will apply to our Human Resources Committee, or HR Committee, once the NYSE completes its rulemaking on the subject. We fully expect that the current members of our HR Committee will satisfy these independence standards, once they are final.

Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing and managing the company’s exposure to risk. A component of this work is performed through a management Risk Oversight Committee, chaired by our Senior Vice President and Treasurer. However, our Board of Directors and its committees play an active role in overseeing management’s activities and ensuring management’s plans are balanced from a risk / reward perspective. The Board and its committees perform this oversight through the following mechanisms:

•

Board Presentations Address Risk:  Each fiscal year, a full Board meeting is set aside for a discussion of our strategic plan and the longer-term risks and opportunities facing the company. At other times of the year, our Board receives reports from significant business units and functions. These presentations include a discussion of the business, regulatory, operational and other risks associated with planned strategies and tactics, as well as succession planning matters. The Board is also responsible for appointing the membership of management’s Risk Oversight Committee, based on recommendations from the Audit / Finance Committee.

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Audit / Finance Committee Oversight:  Our Audit / Finance Committee provides oversight for management’s handling of the company’s financial risks. During fiscal 2012, we expanded the responsibilities of the Audit / Finance Committee to include oversight of certain finance matters, and accordingly, renamed it the Audit / Finance Committee. The Committee’s Charter requires the Committee to review our processes for assessing and controlling derivative and treasury risk and oversee our risks related to capital structure, including borrowing, liquidity and allocation of capital. The Audit / Finance Committee also oversees our management of financial risk through, among other things, reviewing our significant accounting policies and the activities of management’s Risk Oversight Committee, maintaining direct oversight of our Internal Audit function, holding regular executive sessions with our independent auditors, our Chief Financial Officer and Controller, and our head of Internal Audit, and receiving regular legal and regulatory updates. Our Senior Vice President and Treasurer also provides enterprise risk management reports to the Audit / Finance Committee on a semi-annual basis. The Chair of the Audit / Finance Committee reports to the full Board on the Committee’s activities.

•

Human Resources Committee Oversight:  The HR Committee reviews the company’s leadership development activities to ensure appropriate succession planning occurs, and also reviews the relationship between the company’s compensation programs and risk. The Chair of the Human Resources Committee reports to the full Board on the Committee’s activities.

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Nominating, Governance and Public Affairs Committee Oversight:  The N/G/PA Committee assists the Board in managing risks associated with Board organization, membership and structure. It also assists management in the oversight of reputational risks for the company and reviews the company’s policies and programs related to corporate citizenship, social responsibility, political giving and public policy issues. Although the Committee had been informally overseeing key public affairs matters for the Company in prior years, the Board formalized this responsibility during fiscal 2012, and renamed the Committee accordingly. The Chair of the N/G/PA Committee reports to the full Board on the Committee’s activities.

As issues related to risk oversight often overlap, certain issues may be addressed at the Committee and full Board level.

Independent Director Meetings

The Board of Directors meets on a regularly scheduled basis and holds an executive session without management present at every regularly scheduled meeting. The Chairman of the Board presides at all meetings, including executive sessions.

Attendance

During fiscal 2012, the Board met nine times (five regular meetings and four special meetings) and acted by unanimous written consent once. All members attended at least 75% of the total number of Board and meetings of committees on which he or she served in fiscal 2012. Our Board members are encouraged to attend the annual stockholders’ meeting. All nominees who were serving at the time of the 2011 Annual Meeting of Stockholders attended that meeting, with the exception of Mr. Schindler, who was unable to attend due to an overseas travel commitment.

Stock Ownership Guidelines for Directors and Senior Leadership

Directors and senior leaders across the company are subject to stock ownership guidelines. All non-employee directors are expected to acquire and hold shares of ConAgra Foods common stock during their tenure with a value of at least $425,000. Directors are expected to acquire these shares within five years following their first election to the Board or September 25, 2014, whichever is later. Each senior leader across the company is subject to stock ownership guidelines equal to a multiple of the leader’s salary. Our Chief Executive Officer, Gary Rodkin, has a stock ownership requirement of six times his salary, and our other named executive officers have stock ownership requirements of at least three times their salaries. See pages 52 and 30 for a summary of the current stockholdings of our directors and named executive officers, respectively, compared to their ownership requirements.

Anti-Hedging Policy

Our directors and executive officers, including our named executive officers, are prohibited from hedging their ownership of ConAgra Foods stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to ConAgra Foods stock or debt.

Clawback Policy

We have adopted a Clawback Policy that requires excess amounts paid to any of our senior officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2013 or later fiscal years, resulting from the fraudulent, dishonest or reckless actions of the senior officer.

No “Poison Pill” Rights Plan

We have not had a “poison pill” stockholder rights plan since 2004, when it was terminated by our Board of Directors.

Commitment to Sustainable Business Practices

We believe that ConAgra Foods has an obligation to be a good steward of the environment, nourish our employees, give back to the communities we serve and drive economic gain for stakeholders. To these ends, we have clear corporate responsibility goals, and favor transparency with stakeholders on our corporate responsibility progress. A few examples of our many corporate responsibility achievements in recent years include the following:

•	During fiscal 2012, ConAgra Foods was listed on the Dow Jones Sustainability Index for North America, one of the world’s most recognizable sustainability indices

•	In calendar year 2011, we received LEED® Platinum certification for our newly constructed Delhi, Louisiana, sweet potato facility

•	During fiscal 2012, 12 facilities, which collectively accounted for more than 70 percent of ConAgra Foods’ total solid waste generation, achieved zero-waste status

•	We continued to improve our people safety performance during fiscal 2012, with 35 facilities logging no recordable injuries

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In April, 2011, ConAgra Foods sponsored its first-ever employee volunteerism week. After logging more than 3,000 volunteer hours during this week in 2011, we topped it with more than 3,400 volunteer hours in March 2012

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For the last two fiscal years, we have engaged our consumers in our philanthropic focus area – ending child hunger. Through our 2011 Child Hunger Ends Here campaign, we donated the monetary equivalent of 2.5 million meals to Feeding America, one of the largest charitable hunger relief organizations in the United States and a partner of our ConAgra Foods Foundation. Our fiscal 2012 campaign is on target to surpass that achievement. For more information, see www.childhungerendshere.com

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As of September 2011, 1,428 employees had lost a combined total of 7,654 pounds on the “Choose to Lose with ConAgra Foods” program, an employee weight-loss program which emphasizes reduced-calorie eating and portion control, featuring products from 20 different ConAgra Foods brands

We are proud of our focus on corporate responsibility and routinely discuss these matters with the Board’s N/G/PA Committee. We also publish an annual Corporate Responsibility Report. A copy of our 2011 Corporate Responsibility Report is available on our website at http://investor.conagrafoods.com. Our 2012 Corporate Responsibility Report is expected to be available by September 30, 2012.

Political Contributions and Lobbying Expenditure Oversight and Disclosure

The N/G/PA Committee receives reports on political contributions and activities. Our political expenditures are limited and we focus on matters that we believe will create or preserve stockholder value. We also plan to begin publicly disclosing a summary of our political activity on our website by the end of this year.

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following listed documents at http://investor.conagrafoods.com through the “Corporate Governance” link:

•	Corporate Governance Principles

•	Corporate Responsibility Report

•	Code of Conduct, our commitment to our longstanding standards for ethical business practices

•	Code of Ethics for Senior Corporate Officers

•	Audit / Finance Committee Charter

•	Human Resources Committee Charter

•	Nominating, Governance and Public Affairs Committee Charter

•	Procedures for bringing concerns or complaints to the attention of the Audit / Finance Committee

From time to time these documents are updated, and we promptly post amended documents to our website. The documents are also available in print to any stockholder who requests them from the Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any of our other filings with the SEC.

Interested parties may communicate with our Board of Directors, our non-management directors as a group or the Chairman by writing to: ConAgra Foods Board of Directors c/o Corporate Secretary, ConAgra Foods, Inc., Box 2000, One ConAgra Drive, Omaha, Nebraska 68102. Communications are compiled by the Corporate Secretary and forwarded to the addressee(s) on at least a bi-weekly basis. The Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to ConAgra Foods or ConAgra Foods’ business or determined to pose a possible security risk to the addressee.

Board Committees

Our Board of Directors has established various committees to assist in its responsibilities. Currently, our Board of Directors has four standing committees: the Audit / Finance Committee, the Executive Committee, the Human Resources Committee and the Nominating, Governance and Public Affairs Committee. All members of the Audit / Finance Committee, Human Resources Committee and Nominating, Governance and Public Affairs Committee are independent under the rules of the NYSE and our independence standards.

Committee	Members	Fiscal 2012 Meetings
Audit / Finance Committee	Stephen G. Butler, Chair Rajive Johri Richard H. Lenny Andrew J. Schindler	12
Human Resources Committee (the “HR Committee”)	Steven F. Goldstone Joie A. Gregor W.G. Jurgensen Ruth Ann Marshall Kenneth E. Stinson, Chair	7
Nominating, Governance and Public Affairs Committee (the “N/G/PA Committee”)	Mogens C. Bay, Chair Joie A. Gregor Rajive Johri W.G. Jurgensen Ruth Ann Marshall Andrew Schindler	4

The Executive Committee generally has the authority to act on behalf of the Board of Directors between meetings. Its membership consists of Directors Butler, Goldstone, Rodkin and Stinson. Mr. Goldstone chairs the committee. The Executive Committee did not meet during fiscal 2012.

Audit / Finance Committee

The Audit / Finance Committee has the following responsibilities:

•	Oversee the integrity of the company’s financial statements and review annual and quarterly SEC filings and earnings releases

•	Receive reports on critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

•	Retain the independent auditor and review the qualifications, independence and performance of the independent auditor and internal audit department

•	Pre-approve audit and non-audit services performed by the independent auditor

•	Review the company’s compliance with legal and regulatory requirements

•	Review the company’s strategies and plans related to capital structure, including borrowing, liquidity and allocation of capital

Audit Committee Financial Expert.  The Board has determined that all members of the Audit / Finance Committee are qualified as audit committee financial experts within the meaning of SEC regulations.

Related-Party Transactions.  The Audit / Finance Committee has adopted a written policy regarding the review, approval and ratification of related-party transactions. Under the policy, all related-party transactions must be pre-approved by the Audit / Finance Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Audit / Finance Committee at its next regular, in-person meeting. In determining whether to approve or ratify a related-party transaction, the Audit / Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related-party’s interest in the transaction. No director is permitted to participate in any approval of a related-party transaction for which he or she is involved. On at least an annual basis, the Audit / Finance Committee reviews and assesses ongoing related-party transactions to determine whether the relationships remain appropriate. All related-party transactions are disclosed to the full Board of Directors.

Human Resources Committee

The HR Committee has the following responsibilities:

•	Review, evaluate and approve compensation plans and programs for the company’s directors, executive officers and significant employees

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Annually review and approve corporate goals and objectives relevant to CEO compensation and, together with the other independent directors, evaluate the CEO’s performance in light of these goals and objectives

•	Review directly or with the full Board, succession plans for all senior positions

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Review and discuss with the full Board whether the company’s compensation programs for employees generally are designed in a manner that does not incentivize employees to take inappropriate or excessive risk and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the company

•	Retain and terminate consultants or outside advisors for the HR Committee, and approve any such consultant’s or advisor’s fees and other terms of engagement

The HR Committee has retained authority over the consideration and determination of executive and director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for non-employee directors and of the compensation of the Chief Executive Officer. Additional information on the Committee’s processes for determining executive compensation and the role of the HR Committee’s compensation consultant can be found in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation.  During fiscal 2012, none of the current or former executive officers of ConAgra Foods or any of its current employees served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the HR Committee or Board of ConAgra Foods.

Nominating, Governance and Public Affairs Committee

The N/G/PA Committee, has the following responsibilities:

•	Identify qualified candidates for membership on the Board

•	Propose to the Board a slate of directors for election by the stockholders at each annual meeting

•	Propose to the Board candidates to fill vacancies on the Board

•	Consider and make recommendations to the Board concerning the size and functions of the Board and the various Board committees

•	Consider and make recommendations to the Board concerning corporate governance policies

•	Assess the independence of Board members

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Advise management on internal and external factors and relationships affecting our image and reputation, including those related to corporate citizenship and public policy issues significant to the company

Director Nomination Process.  The N/G/PA Committee considers Board candidates suggested by Board members, management and stockholders. The N/G/PA Committee may also retain a third-party search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for Board membership should notify our Corporate Secretary in writing at least 120 days before the annual stockholders’ meeting and include whatever supporting material the stockholder considers appropriate. The N/G/PA Committee will also consider nominations by a stockholder according to the provisions of our bylaws relating to stockholder nominations as described under “Additional Information – Stockholder Proposals to be Included in our 2013 Proxy Statement” and “Additional Information – Other Stockholder Proposals to be Presented at our 2013 Annual Meeting” at the end of this Proxy Statement.

The N/G/PA Committee makes an initial determination as to whether to conduct a full evaluation of a candidate once he or she has come to its attention. This initial determination is based on whether additional Board members are necessary or desirable. It is also based on whether, based on the information provided or otherwise available to the N/G/PA Committee, the prospective nominee is likely to satisfy the evaluation factors described below. If the N/G/PA Committee determines that additional consideration is warranted, it may request a third-party search firm or other third party to gather additional information about the prospective nominee. The N/G/PA Committee may also elect to interview a candidate. The evaluation process for nominees recommended by stockholders does not differ.

The N/G/PA Committee evaluates each prospective nominee against the standards and qualifications set out in the Corporate Governance Principles, including, but not limited to: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all stockholders and not a particular interest group; (2) Board skill needs, taking into account the experience of current Board members, the candidate’s ability to work toward business goals with other Board members, and the candidate’s qualifications as independent and able to serve on various committees of the Board; (3) diversity, including the extent to which the candidate reflects the composition of our constituencies; and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education. Additionally, while the company does not have a formal policy on Board diversity, as part of this evaluation and to further our commitment to diversity, the N/G/PA Committee assesses whether our Board, collectively, represents diverse views, background, and experiences that will enhance the Board’s and our company’s effectiveness. The N/G/PA Committee seeks directors who have qualities to achieve the ultimate goal of a well-rounded, diverse Board as a whole.

After completing its evaluation process, the N/G/PA Committee makes a recommendation to the full Board as to who should be nominated, and the Board determines the nominees after considering the N/G/PA Committee’s recommendations.

Executive Compensation

The following Compensation Discussion and Analysis, or CD&A, describes how, for fiscal 2012, the Human Resources Committee and Board of Directors designed the executive compensation program and set individual pay for the executive officers named in the compensation tables beginning on page 32. We refer to the Human Resources Committee as the Committee throughout the CD&A. Our fiscal 2012 began May 30, 2011 and ended May 27, 2012.

Compensation Discussion and Analysis

The focus of the ConAgra Foods executive compensation program is to encourage and reward behavior that promotes attainment of our annual and long-term business goals. The business goals are set by management, under the oversight of the Board of Directors, and are designed to promote sustainable growth in stockholder value. As stockholders themselves, our leaders are keenly focused on achieving these goals and growing stockholder value. The executive compensation programs for fiscal 2012, and payouts under the long-term incentive program covering the three-year period ending with fiscal 2012, align with this approach.

Executive Summary

Overview.  On May 27, 2012, we concluded a challenging fiscal 2012 during which we maneuvered through escalating input cost inflation that exceeded our expectations and created a significant challenge for us and our peers. We took effective and responsible pricing actions, despite the continued weak consumer environment, turned around our Lamb Weston specialty potato business, invested for the future and delivered full year growth in earnings per share, adjusted for items impacting comparability (EPS), for our stockholders.

This executive summary reviews the conditions existing at the start of the fiscal year, which informed the Committee’s decisions regarding compensation opportunities for our senior leaders. It also discusses the challenges and successes during fiscal 2012 and the three-year period ending with fiscal 2012, and the actual compensation earned by our senior leaders.

In June 2011 (the start of our fiscal 2012), we saw a challenging year ahead. We expected very high input cost inflation to continue; rapid escalation in input prices began in our fiscal 2011. We also expected a difficult consumer environment, given macroeconomic conditions. However, we were focused on, and committed to delivering growth in fiscal 2012 while simultaneously making the right investments for the long-term health of our business. We announced the following as significant fiscal 2012 performance goals:

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low- to mid-single digit growth in diluted EPS (adjusted for items impacting comparability), over comparable fiscal 2011 results. For purposes of our fiscal 2012 annual cash incentive program, target incentives were designed to pay out with a level of profit performance that correlated to achievement of the higher end of our EPS range;

•	revenue growth in the mid-single-digits; and

•	operating cash flows in the range of $1.2 billion to $1.3 billion.

We also reiterated our long-term financial goals:

•	annual EPS growth of 6% to 8% per year over the long-term;

•	annual sales growth of approximately 3% per year over the long-term;

•	strong operating cash flows of $1.2 billion to $1.4 billion per year over the long-term to fund investments; and

•	return on invested capital (adjusted for items impacting comparability), which we refer to as ROIC, approaching 13% to 14% over the long-term.

We expected to achieve these results in a manner consistent with our strategic plan, which we refer to as our Recipe for Growth. Our Recipe for Growth leverages the foundation established over the last six years in areas such as organizational enhancements, cost structure improvements, balance sheet strength, and marketing and innovation investments. It states that over the five-year time frame beginning with fiscal 2012, we aspire to accomplish the following – through organic growth and acquisitions:

•	Core / Adjacencies: grow our core businesses and invest in faster-growing adjacent categories;

•	International: profitably double our annual revenues from international businesses; and

•	Private Label: achieve strong growth in our private label business.

Our Recipe for Growth also includes goals on corporate citizenship and our people. We aspire to be recognized as a great employer and responsible corporate citizen. We are promoting a culture of trust and empowerment and hope to achieve a listing on the Fortune “Best Places to Work” list. We are proud to have achieved a Dow Jones Sustainability Index listing, for North America, during fiscal 2012.

The Committee took our goals into account in setting fiscal 2012 incentive compensation opportunities. The Committee also considered the reasonableness of our goals, given the difficult external environment. The following performance measures were approved for our fiscal 2012 incentive programs:

Incentive Program	Targeted Performance Measure
Fiscal 2012 Management Incentive Plan (annual cash incentive program)	To earn a target award, management would need to deliver on its fiscal 2012 profit commitments to stockholders. The plan included a fiscal 2012 ConAgra Foods, Inc. profit before tax goal that correlated with our EPS guidance.
Fiscal 2012 – 2014 Long-Term Incentive: Performance Shares	After analyzing our long-term incentive program during fiscal 2011, the Committee made a change to the metrics in our performance share plan for cycles beginning with fiscal 2012. Noting the importance of sales growth, and the strong correlation between cash flow from operations and stockholder value creation, the Committee set three-year goals for cash flow return on operations (a measure of operating cash flow as a percentage of invested capital), which we refer to as CRO, as the primary metric in our performance share plan. The plan also includes a secondary metric, net sales growth, with goals aligned with our long-term net sales growth target.
Fiscal 2012 – 2014 Long-Term Incentive: Stock Options	The Committee believes in linking management compensation with stock price appreciation. Options to acquire shares of our common stock with an exercise price equal to the closing market price of our stock on the date of grant ensures that stock price appreciation is a prerequisite to management receiving value for these awards.

Fiscal 2012 Results.  Fiscal 2012 concluded on May 27, 2012, and was even more challenging than management originally expected. The pace of input cost inflation accelerated throughout the fiscal year and reached its highest rate, 11%, for the Consumer Foods segment in our third fiscal quarter, surpassing the high rates experienced in fiscal 2011. With cost increases that exceeded our plans, and consumers continuing to look for value, our profits were negatively impacted. In our Commercial Foods segment, we successfully turned around the Lamb Weston specialty potato operations and delivered strong sales and profit growth, driven by favorable volumes and product mix as well as improved operating conditions. However, the strong profit growth in the Lamb Weston operations was partially offset by profit declines in our milling operations, which experienced some headwinds due to unfavorable market conditions. The marketplace dynamics made it difficult to deliver, but our team remained focused on the Recipe for Growth and achieved much in fiscal 2012:

Growing our Core and Adjacencies:

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Pricing and our core:  We demonstrated our ability to responsibly increase prices across a significant portion of our core portfolio – Consumer Foods and Commercial Foods – during fiscal 2012, which was a necessary step to address escalating inflation of input costs. We also successfully turned around the Lamb Weston specialty potato operations of our Commercial Foods segment and delivered strong sales and profit growth in this business.

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Acquisitions:  We invested in our core and expanded in adjacencies through acquisitions. Early in fiscal 2012, we acquired the Marie Callender’s brand trademarks for approximately $58 million in cash, plus assumed liabilities. We had previously used the trademark under a licensing agreement. Full ownership of the trademarks reflected our commitment to investing in this important brand. Later in fiscal 2012, we acquired Odom’s Tennessee Pride, a leading producer of frozen and refrigerated breakfast sandwiches and sausage, for approximately $95 million in cash, plus assumed liabilities. Frozen breakfast is a large, growing category, adjacent to our existing frozen portfolio. Ownership of the Odom’s Tennessee Pride assets will enable further innovation and growth in the frozen case, helping us win with customers and consumers.

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Innovation:  We successfully leveraged our innovation capabilities to grow our core and expand into adjacencies during fiscal 2012. For example, we created platforms for growth with Marie Callender’s multi-serve meals, which use Micro-Rite[1] tray technology, and expanded our steaming platform technology in frozen foods. We also introduced mini, microwavable Marie Callender’s desserts to capitalize on the large and growing frozen dessert category.

Growing our International Business:  Our team was also successful in building our international business during fiscal 2012:

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Transactions:  During fiscal 2012, we acquired Del Monte Canada, a leading Canadian provider and marketer of packaged fruits and vegetables, for approximately $186 million in cash, plus assumed liabilities. This acquisition increased the size of our Canadian business by approximately 40%, creating greater scale in categories where we have existing relationships with customers. We also increased our ownership stake in Agro Tech Foods Ltd. in fiscal 2012, and we now own a majority of the company. Agro Tech Foods Ltd. is an Indian company that markets food and food ingredients in India, primarily edible oils and popcorn, and more recently peanut butter, cooking sprays and shelf-stable pudding. These transactions position us for success in fiscal 2013 and beyond and meaningfully contribute to our goal of becoming a more global company in the years to come.

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Organic Growth:  We also grew our international business organically during fiscal 2012. Lamb Weston’s potato operations continue to focus on growing with key customers and delivered strong share gains across several regions in fiscal 2012. Lamb Weston is capitalizing on its already strong foothold in international markets, and is continually responding to the needs of its key customers by providing product solutions for further international market penetration. Lamb Weston is focused on

[1]	MicroRite® (trademark and technology) is owned by Graphic Packaging International, Inc. (GPI)

growth in Asian markets, where per capita consumption of frozen potato products is expected to grow, and where Lamb Weston is positioned to provide this market with innovative product solutions.

Growing our Private Label Business:  We also demonstrated our commitment to the attractive private label sector during fiscal 2012:

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Acquisitions:  We made two key acquisitions in the private-label salty snacks area during fiscal 2012, National Pretzel Company, a leading provider of private label pretzels, which we acquired for approximately $302 million in cash, plus assumed liabilities, and the pita chip business of Kangaroo Brands, which we acquired for approximately $48 million in cash, plus assumed liabilities. Sales of private label pretzels and pita chips are growing within the salty snacks category, and we are excited to leverage our innovation, selling and supply chain capabilities to further the growth of these businesses.

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Innovation:  Our fiscal 2012 focus on store brands also included organic growth investments. We collaborated with a key retailer during fiscal 2012 to launch a line of store brand health and nutrition bars in a very short time frame. Early results for the product line are positive.

Investing in People and Corporate Citizenship:  We also made progress against our Recipe for Growth’s goals related to investing in our people and corporate citizenship. We are proud to have achieved a Dow Jones Sustainability Index listing, for North America, during fiscal 2012. This achievement recognizes our strong commitment to sustainable business practices. We also invested in our people during fiscal 2012. We continued to improve our people safety performance during fiscal 2012, with 35 facilities logging no recordable injuries. In addition, during fiscal 2012, our employees helped make a difference in their local communities. With our second annual “Week of Service,” our employees showed up in record numbers, volunteering more than 3,400 hours to help end child hunger in the communities where they live and work. Nearly 2,000 employees packed or served 108,504 meals and donated 69,654 pounds of food to families in need. Our employees also joined us in our Child Hunger Ends Here campaign in an effort to surpass our fiscal 2011 campaign, in which we donated the monetary equivalent of 2.5 million meals to Feeding America.

Smartly Deploying Capital:  We also managed our resources well, deploying capital with a balanced approach:

•	We successfully renegotiated our $1.5 billion unsecured, revolving credit facility during the year, and repaid approximately $364 million of debt.

•	Our Board of Directors raised the company’s annualized dividend by 4% during fiscal 2012.

•	The Board approved a $750 million increase to the company’s existing share repurchase authorization. We returned more than $352 million to stockholders through share repurchases during fiscal 2012.

•	As noted above, we invested approximately $694 million during the fiscal year in acquisitions.

Our performance during fiscal 2012 resulted in the following financial performance versus our goals:

Targeted Performance	Actual Performance

Low- to mid-single digit growth in diluted EPS (adjusted for items impacting comparability), over our comparable fiscal 2011 EPS	We delivered mid-single digit fiscal 2012 EPS growth (adjusted for items impacting comparability) over comparable fiscal 2011 EPS. For incentive compensation purposes, this level of growth was in line with our expectations, but below our target

Revenue growth in the mid-single-digits	Fiscal 2012 revenue growth was approximately 7.8%, which was in line with, and slightly higher than, our target

Operating cash flows in the range of $1.2 billion to $1.3 billion	We delivered operating cash flows of $1.05 billion, which was on target after taking into account the impact of a discretionary contribution to our pension plans in the amount of $326 million

From a three-year perspective, we had strongly varied business performance in the fiscal 2010 through 2012 period. As we have previously discussed in prior years’ CD&As, fiscal 2010 was a strong year, marked by share growth in our Consumer Foods segment, strong cost savings, strong performance in the milling operations of our Commercial Foods segment and a new, state-of-the-art sweet potato production facility for our Lamb Weston business. However, a weak consumer environment and rapid escalation of input cost inflation, hallmarks of both fiscal years 2011 and 2012, dampened profit growth over this period. Our return on average invested capital (or ROAIC) exceeded internal plans over this three-year period, but the design of our long-term incentive plan for fiscal years 2010 through 2012 required profit growth (measured with earnings before interest and taxes, or EBIT) at a rate higher than we were able to deliver.

The performance results discussed here drove the payout determinations under our fiscal 2012 management incentive plan and fiscal 2010 to 2012 performance share plan. The results also impacted base salaries for our senior officers. In remaining committed to our pay for performance philosophy, the Committee took the following actions in July 2012:

•	awarded fiscal 2012 management incentive plan payouts to our named executive officers in amounts ranging from 70% to 100% of the targeted opportunity, in line with plan formulas and financial results;

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determined that no payouts to our named executive officers were warranted under the fiscal 2010 to 2012 cycle of the performance share plan. This result was in line with plan formulas that required EBIT growth of at least 4.5% for a payout to occur, regardless of strong ROAIC performance, during the three-year performance period. Actual EBIT growth during the period failed to achieve this level; and

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increased fiscal 2013 base salaries of several named executive officers as follows: Mr. Rodkin to $1,100,000 per year; Mr. Gehring to $525,000 per year; Mr. Hawaux to $660,000 per year; and Mr. Maass to $525,000 per year. These increases were made after the Committee considered several factors further described below under “Named Executive Officer Considerations”.

The Committee believes that these actions appropriately reflect its commitment to rewarding executives based on actual performance results.

Objectives of Our Compensation Program

Our executive compensation program is designed to encourage and reward behavior that promotes sustainable growth in stockholder value. The Committee believes that for the program to do so, it must accomplish five objectives:

•	Incent the right results for the long-term health of the business, without creating unnecessary or excessive risks to the company.

•	Reward performance and be strongly aligned with stockholders, to inspire and reward behavior that promotes sustainable growth in stockholder value.

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Remain externally competitive to aid talent attraction and retention, because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

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Promote internal pay equity and consistency, recognizing that individual pay will reflect differences in experience, performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

•	Promote and reward long-term commitment, and longevity of career with ConAgra Foods.

The Committee believes that designing the compensation program with multiple objectives in mind mitigates the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of the company. Between March and May of 2012, with the assistance of management, including Finance, Human Resources and Legal department personnel, and Frederic W. Cook & Co., Inc., the Committee’s independent compensation consultant, the Committee undertook a comprehensive risk review of our compensation programs for employees generally. As a result of this review, the Committee concluded that our employees are not incented by our compensation policies and practices to take actions that may conflict with our long-term best interests. For example, our programs:

•	focus employees on a balance of short- and long-term goals;

•	consider a mix of financial and non-financial goals to prevent over-emphasis on any single metric;

•	allow for discretionary adjustments to ultimate incentive plan payouts, to ensure linkage between payouts and the “quality” of performance;

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employ a greater portion of fixed pay (in other words, salaries) at less senior levels of the organization; even our most senior leaders other than the CEO receive at least 20% of pay opportunity in the form of salary;

•	cap maximum incentive opportunities;

•	require stock ownership for approximately 180 of our most senior employees;

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prohibit directors and executive officers, including our named executive officers, from hedging their ownership of ConAgra Foods stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to ConAgra Foods stock or debt;

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require excess amounts paid to any of our senior officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2013 or later fiscal years, resulting from the fraudulent, dishonest or reckless actions of the senior officer;

•	are overseen by the Committee and the Board, which have a range of processes and controls in place to enable diligent and prudent decision-making; and

•	pay incentive compensation only after our financial results are complete and the Committee has certified our performance results.

Based on the review described above, we believe our compensation policies and practices are balanced and do not create risks that are reasonably likely to have a material adverse effect on the company. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term.

Design and Approval of Our Fiscal 2012 Executive Compensation Program

Human Resources Committee.  The Committee considered a variety of factors when approving the design of the executive compensation program and setting pay for fiscal 2012, including:

•	company and individual performance in prior years, and its expectations for these factors for the future;

•	external and internal pay comparisons;

•	individual pay histories;

•	the general business environment in which compensation decisions were being made;

•	the level of risk-taking the program would reward;

•	practices and developments in compensation design and governance; and

•	the potential complexity of each program, preferring programs that were transparent to participants and stockholders and easily administered.

At our 2011 annual meeting of stockholders, we provided our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement for that meeting. At the 2011 annual meeting, our stockholders approved the compensation of our named executive officers, with almost 87% of shares cast voting in favor of approving such compensation. As the stockholder advisory vote was held after the Committee and the Board had determined the compensation opportunities for our named executive officers for fiscal 2012, the Committee and the Board did not take those results into account in determining executive compensation for fiscal 2012. However, in determining and deciding on executive compensation for fiscal 2013, the Committee took into account the results of the 2011 advisory vote, particularly the strong support expressed by our stockholders, as one of many factors considered. The Committee also considered the importance of aligning our practices with developments in corporate governance. Accordingly, the Committee made a few changes to our compensation programs for fiscal 2013, including the adoption of clawback and hedging policies and a prospective change to the term of our stock options from seven years to ten years. These changes are discussed in detail later in this CD&A.

Compensation Consultant.  The Committee relies on the expertise of an independent compensation consultant, which it engages directly, to assist it in obtaining and reviewing information relevant to compensation decisions. Frederic W. Cook & Co., Inc. was engaged as the Committee’s consultant for fiscal 2012. The independence and performance of the consultant are of the utmost importance to the Committee. As a result, the Committee maintains a policy that prevents management from directly engaging the consultant for significant projects without the prior approval of the Committee’s Chair. Given the focused scope of Frederic W. Cook & Co., Inc.’s services, no management-generated fees are expected with this firm. For fiscal 2012, Frederic W. Cook & Co., Inc. did not provide any additional services to us or our affiliates. The Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis, and conducts a formal evaluation of the consultant annually.

External Comparisons.  As mentioned above, the Committee considers external comparisons when setting pay. The Committee has used peer group data – as well as general industry data and data from a customized survey of companies in the food and consumer products industries – as a market check on its compensation decisions.

The Committee’s first step in using external data for fiscal 2012 was the identification of an appropriate “peer group.” The Committee’s consultant prepared a list of peer companies (with an emphasis on food and beverage companies) based on the following criteria:

•	operations (similar scale and industry);

•	talent (similar labor and customer markets); and

•	investment profile (similar performance characteristics, growth orientation and volatility).

At the Committee’s direction, the consultant recommended companies with annual revenues between one-third to three times our own. However, if a larger or smaller company was sufficiently similar and comparable to us in other respects, such as operations or talent pool, the consultant was permitted to include it. To further enhance the comparability of the companies included in the peer group, the consultant used regression analysis, adjusting the compensation data for certain survey companies to provide comparable ranges for similar positions in the industry. The Committee also asked the consultant to ensure that the peer group would be large enough to withstand unanticipated changes in the included companies’ structure or compensation programs.

Shortly before the start of fiscal 2012, the Committee approved the following peer group composition for fiscal 2012:

Campbell Soup Company	The Hershey Company	McCormick & Company, Inc.
Clorox Company	H.J. Heinz Company	Molson Coors Brewing Company
The Coca-Cola Company	Hormel Foods Corporation	PepsiCo, Inc.
Colgate-Palmolive Company	Kellogg Company	Sara Lee Corporation
Dean Foods Company	Kimberly-Clark Corporation
General Mills, Inc.	Kraft Foods Inc.

To maximize year-over-year comparability, the Committee prefers consistency in the peer group. However, the Committee thoroughly evaluates each member of the group on an annual basis to ensure continued

appropriateness. The peer group has been consistent since fiscal 2010 and the Committee approved this same peer group for fiscal 2013. The median revenue of the peer group listed above is similar to ours; overall, the companies fall within a range of approximately one-quarter to three and one-half times our annual revenue.

During fiscal 2011, the Committee, with the assistance of its consultant, undertook an ordinary course review of its pay for performance philosophy, including the key objectives of our executive compensation program included on pages 17 and 18. As part of this review, the Committee reaffirmed its multi-faceted approach to setting compensation opportunities. The Committee also articulated directional market positioning ranges for our named executive officers’ salaries (50th percentile), annual incentive opportunities (50th to 60th percentile), long-term incentive opportunities (65th to 75th percentile), and total direct compensation levels (60th to 70th percentile). These directional market positioning ranges were derived from peer group data as well as general industry data and data from a customized survey of companies in the food and consumer products industries provided and recommended to the Committee by its compensation consultant. What is actually paid relative to incentive opportunities is based entirely on the performance of the individual and the company, and our incentive programs are designed in a manner intended to prevent named executive officers from receiving above-market payouts without strong performance.

It is very important to note that the ranges remain only one of a number of analytical tools and reference points used by the Committee. The Committee believes that the potential for significant differences exist between peer pay programs, and our executive compensation program, both in the degree of “stretch” inherent in incentive plan performance targets and in program design. For example, with respect to our long-term incentive opportunity, the Committee believes a stronger market positioning level is appropriate to reflect (a) the amount of risk inherent in the components of our program (options and performance shares) versus its understanding of the mix of long-term components at some peer companies, (b) the extent to which our named executive officer pay mix is weighted to long-term incentives (more than half of the opportunity, see page 21), while some peer companies award a greater proportion of fixed pay, and (c) to focus our leadership on long-term, sustainable growth.

Because of significant differences in peer pay programs, the Committee does not view these directional market positioning ranges as a prescriptive determinant of individual compensation. Rather, they are used by the Committee as a general guide in its decisions on the amount and mix of individual pay opportunity. Ultimately, pay opportunities for our named executive officers are based on our Committee’s decisions, taking into account factors further described in this CD&A that are particular to our company and our officers, including, most importantly, actual performance.

Choosing Performance Metrics and Assessing Results.  Another critical component in the process of designing the fiscal 2012 compensation program and making fiscal 2012 pay decisions was selecting the correct performance metrics for incentive plans and considering the extent to which the company performed against those metrics at the end of the appropriate performance periods. This is an area in which Mr. Rodkin was consulted. In particular, the Committee asked Mr. Rodkin to provide his views on the appropriate company goals to use for fiscal 2012 incentive plans based on his understanding of investor expectations and how those expectations are reflected in our operating plans. At the end of the incentive performance period, he offered the Committee his views of the company’s actual performance against expectations. The Committee had sole authority to approve the program metrics and payouts, but found Mr. Rodkin’s views regarding how the business performed during the fiscal year valuable.

Individual Performance.  With respect to individual performance, which also informed fiscal 2012 compensation decisions, the Committee relied on regular performance evaluations of the senior leadership team and focused on the outcome of strategic projects and initiatives, whether organizational goals were met, and the leadership behaviors exhibited. The full Board participated in a formal evaluation of Mr. Rodkin’s performance for fiscal 2012. As a part of this process, Mr. Rodkin provided the Board with a self-assessment. For the other named executive officers, none of whom reports directly to the Board, Mr. Rodkin shared his assessment of their performance with the Committee. As part of this assessment, Mr. Rodkin provided his view on the level of salary and incentive compensation that the Committee should consider awarding to the individuals. Neither Mr. Rodkin nor any other individual named executive officer plays a direct role in his or her own compensation determination.

The remainder of this CD&A focuses primarily on fiscal 2012 compensation decisions. Our senior Human Resources and Legal officers and our Compensation and Benefits Department work closely with the Committee to implement and administer the approved programs and support the Committee in communications with its consultant.

Key Elements of our Fiscal 2012 Executive Compensation Program

The fiscal 2012 pay packages for our named executive officers consisted of salary, short- and long-term incentive opportunities and other benefits discussed below. The Committee believes that using a mix of compensation types (salary, cash incentives, and equity) and performance periods (one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results.

By design, targeted incentive compensation for the named executive officers for fiscal 2012 was a significant percentage – more than 75% – of total compensation. This is shown in the charts below. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes the emphasis on stock-based compensation is the best method of aligning management interests with those of our stockholders.

Named Executive Officer Considerations.  The Committee specifically considered the following when setting compensation opportunities and determining final payouts for each of our named executive officers for fiscal 2012:

Mr. Gary M. Rodkin.  Mr. Rodkin has been our Chief Executive Officer and President since 2005. The Committee believes that within the company, Mr. Rodkin should have the highest ratio of incentive pay to salary and largest aggregate compensation opportunity. For fiscal 2012, consistent with this belief, the Committee set Mr. Rodkin’s salary, annual incentive opportunity under the Management Incentive Plan, or MIP, and long-term incentives (comprised of performance shares and stock options) at a level higher than the comparable opportunities for the other named executive officers. The Committee took into account Mr. Rodkin’s leadership, value to the company and accountability for the performance of the entire organization. The Committee also reviewed market data relevant to Mr. Rodkin’s role. For fiscal 2012, Mr. Rodkin’s targeted total direct compensation opportunity was below the Committee’s directional market positioning range. For fiscal 2013, the Committee recommended to the full Board, and the full Board approved an increase in Mr. Rodkin’s base salary. Mr. Rodkin had not received a base salary increase since he joined the company in 2005.

Mr. John F. Gehring.  Mr. Gehring has served as our Executive Vice President and Chief Financial Officer since 2009. Since he joined ConAgra Foods in 2002, Mr. Gehring has held roles with increasing responsibilities within our Finance organization and subsequently added oversight responsibility for our Information Technology function. Today, Mr. Gehring has responsibility for key areas such as Accounting, Treasury, Risk, Investor Relations, Information Technology, Enterprise Business Services and Aviation. The Committee considered the broad scope of his responsibilities, his tenure, internal equity, and external market data in setting his compensation opportunities for fiscal 2012. For fiscal 2012, Mr. Gehring’s targeted total direct compensation opportunity was below the Committee’s directional market positioning range. Mr. Gehring received a base salary increase for fiscal 2013, following the Committee’s consideration of his growth and fiscal 2012 performance and, to a lesser extent, directional market positioning ranges.

Mr. Andre J. Hawaux.  Mr. Hawaux has been the President of our Consumer Foods business since 2009. Our Consumer Foods business represented almost two-thirds of our fiscal 2012 net sales. From 2006 to 2009, Mr. Hawaux was our Executive Vice President, Chief Financial Officer. In setting Mr. Hawaux’s compensation opportunities for fiscal 2012, the Committee considered the significant responsibilities held by Mr. Hawaux, including the size of his business, as well as his tenure, fiscal 2011 business performance, internal equity, and external market data. For fiscal 2012, Mr. Hawaux’s targeted total direct compensation opportunity was below the Committee’s directional market positioning range. Mr. Hawaux received a salary increase for fiscal 2013, as a result of the Committee’s consideration of the size and strategic importance of the Consumer Foods business and his performance in the face of challenging business conditions.

Mr. Brian L. Keck.  Mr. Keck has served as our Executive Vice President and Chief Administrative Officer since 2010, when he joined the company. He has responsibility for our Human Resources, Communications and External Relations, Facilities and Real Estate functions. The Committee considered Mr. Keck’s extensive prior experience, responsibilities, market data and internal pay equity in setting his compensation opportunities for fiscal 2012. For fiscal 2012, Mr. Keck’s targeted total direct compensation opportunity was above the Committee’s directional market positioning range. Mr. Keck did not receive any compensation opportunity adjustment for fiscal 2013.

Mr. Paul Maass.  Mr. Maass has been the President of our Commercial Foods business and the interim president of its Lamb Weston operation, since 2010. Since he joined ConAgra Foods in 1988 as a commodity merchandiser, he quickly progressed through leadership roles within our Commercial Foods businesses. Our Commercial Foods business represented slightly more than one third of our fiscal 2012 net sales. The Committee considered Mr. Maass’ tenure in a senior leadership role, internal equity, and external market data in setting his compensation opportunities for fiscal 2012, including his long-term incentive opportunity, which was slightly lower than that of the other named executive officers. For fiscal 2012, Mr. Maass’ targeted total direct compensation opportunity was below the Committee’s directional market positioning range. For fiscal 2013, the Committee approved an increase to Mr. Maass’ base salary and long-term compensation opportunities. In doing so, the Committee considered Mr. Maass’ significant growth in his role, the importance of the business for which he is responsible and the turnaround of the Lamb Weston operations under his leadership during fiscal 2012.

Below is a more detailed analysis of each element of the fiscal 2012 compensation program for our named executive officers, as well as actual fiscal 2012 payouts under the programs.

Salaries.  We pay salaries to our named executive officers to provide them with a base level of fixed income for services rendered. Less than 25% of each named executive officer’s total compensation opportunity for fiscal 2012 was provided in the form of base salary.

Named Executive Officer	Fiscal 2011 Salary Rate	Fiscal 2012 Salary Rate
Mr. Rodkin	$1,000,000	There were no changes in named executive officer salaries for fiscal 2012.
Mr. Gehring	$ 500,000
Mr. Hawaux	$ 640,000
Mr. Keck	$ 525,000
Mr. Maass	$ 475,000

Incentive Programs.  Consistent with its overall compensation objectives, the Committee aligned management compensation with company performance through a mix of annual and long-term incentive opportunities for fiscal 2012. Opportunities under these programs combined to represent at least 77% of the named executive officers’ compensation opportunity. Financial targets disclosed in this section are done so in the limited context of these incentive plans and they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentive Plan.  The fiscal 2012 MIP provided a cash incentive opportunity to approximately 2,000 employees. For each of the named executive officers, the Committee used the terms of the fiscal 2012 MIP to guide its determination of the annual incentive amounts payable to each of the named executive officers. The fiscal 2012 MIP payments were based on:

•	our fiscal 2012 performance against pre-established financial goals for company-wide profit before tax, or PBT;

•	the method in which we delivered our PBT performance; and

•	each participant’s (1) performance against his individual objectives and (2) target award (expressed as a percentage of salary) approved for the individual by the Committee.

Below is a discussion of how each of these considerations was applied to the fiscal 2012 awards earned by the named executive officers.

First Consideration:  Were Pre-Established Performance Goals Met? At the start of fiscal 2012, the Committee approved PBT goals under the MIP, and developed threshold, target and maximum senior management incentive opportunities at corresponding levels of PBT. The Committee retained discretion to exclude items impacting comparability from company-wide PBT results according to the terms of the plan. The PBT goals for the fiscal 2012 MIP applicable to the named executive officers were:

Threshold PBT to Earn a Fiscal 2012 MIP Payment:	$1,053 million

Target PBT for Fiscal 2012 MIP:	$1,170 million

PBT to Earn Maximum Payouts under Fiscal 2012 MIP:	$1,404 million

The target PBT was established to align with our guidance to stockholders that fiscal 2012 diluted EPS, adjusted for items impacting comparability, was expected to grow low- to mid- single digits over comparable fiscal 2011 EPS. Target PBT correlated to EPS on the high end of the range. The following table shows the ranges of authorized payments (expressed as a percentage of salary) for the named executive officers for the threshold, target and maximum PBT goals approved for the fiscal 2012 MIP. Payouts were to be interpolated between the PBT markers according to a Committee approved payout slope.

Named Executive Officer	Threshold MIP Award (PBT of $1,053 million)	Target MIP Award (PBT including and between $1,054 million and $1,170 million)	Maximum MIP Award (PBT at or above $1,404 million)
Mr. Rodkin(1)	50% of salary	Up to 200% of salary	Up to 400% of salary
Mr. Gehring	25% of salary	Up to 100% of salary	Up to 200% of salary
Mr. Hawaux	25% of salary	Up to 100% of salary	Up to 200% of salary
Mr. Keck	25% of salary	Up to 100% of salary	Up to 200% of salary
Mr. Maass	25% of salary	Up to 100% of salary	Up to 200% of salary

1.	Mr. Rodkin’s employment agreement leaves his MIP opportunity uncapped, but he agreed to a cap of two times target (400% of base salary) for fiscal 2012, as he has done in prior years. His agreement does not establish a guaranteed MIP payment.

The fiscal 2012 MIP defined PBT as the company’s income tax expense plus net income from continuing operations. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great of an impact on plan payouts, the terms of the fiscal 2012 MIP allowed PBT to be adjusted for specific items that occurred during the year. For fiscal 2012, the Committee approved adjustments to eliminate the impacts during the year of several items, the most notable of which was an accounting change adopted by the company. In the fourth quarter of fiscal 2012, we adopted a change in an accounting method related to our pensions. The change included a decision to immediately recognize certain actuarial gains and losses in pension liabilities and assets annually, versus deferring their recognition and amortizing them over time. This change required us to reduce previously reported pension-related amortization expense and created an incremental change to earnings in fiscal 2012 for the immediate recognition of certain actuarial gains and losses in pension liabilities and assets. For purposes of the fiscal 2012 MIP, we excluded the impact of this change. For fiscal 2012, the Committee also approved adjustments to eliminate the impacts during the year of restructuring events, gains on the acquisition of a majority interest in Agro Tech Foods Ltd., net hedge gains and the net impact of charges relating to legal contingencies.

The company achieved fiscal 2012 PBT of $1,117 million for MIP purposes, which was between threshold and target performance levels. According to the pre-established goals, this performance level equated to a payout of 78% of target MIP awards.

Second Consideration:  How was the Business Plan Delivered? Once the PBT review was complete, the Committee considered the manner in which management executed the operating plan during the year. The fiscal 2012 MIP gave the Committee discretion to modify payouts by up to 25% based on this assessment.

Mr. Rodkin provided his views to the Committee during this process. Mr. Rodkin recognized that we did not achieve the company-wide PBT target set at the start of the fiscal year, and communicated his strong belief that pay levels should be commensurate with performance. He noted the challenges experienced by the business, and his disappointment with the company’s below-target PBT results. Mr. Rodkin advised the Committee, however, that even with below-target PBT performance, the company had many successes during the year, such as (1) the strong turn-around of the company’s Lamb Weston business, (2) effective pricing initiatives designed to offset input cost inflation, (3) $694 million in portfolio investments from acquisitions, (4) successful performance against cost savings and operating cash flow goals and (5) accomplishments of the various business functions. Mr. Rodkin recommended that payouts fund at the 78% level authorized under the PBT formula. The Committee concurred with Mr. Rodkin’s assessment and agreed with him that payouts at levels equal to 78% of the target amount authorized under the PBT performance metric would be generally appropriate prior to considering individual performance.

Third Consideration:  How Did Each Named Executive Officer Perform? The Committee’s final consideration in determining each named executive officer’s fiscal 2012 MIP payout was an assessment of his individual performance. Mr. Rodkin’s input on the individual contribution of these leaders assisted the Committee in approving specific MIP payouts. In line with the company’s strong pay for performance philosophy, Mr. Rodkin shared his perspective that given the overall performance of the company, the formulaically derived payouts were appropriate for Messrs. Gehring and Keck. He shared his views that Mr. Maass should be rewarded at a level above 78% of target, given the strong turn-around of the Lamb Weston operations under his effective leadership. Likewise, he shared his belief that despite the many accomplishments of the Consumer Foods segment in the face of external challenges in fiscal 2012, a slight reduction below the 78% level for Mr. Hawaux would be warranted given the performance of the segment. The Committee agreed, and approved MIP payouts to the named executive officers ranging from 70% to 100% of the targeted opportunity. The full Board’s performance evaluation of Mr. Rodkin was used in determining his payout, and the Board concluded that the formulaically derived payout of 78% of target was appropriate for Mr. Rodkin given the performance of the organization as a whole.

The Committee believes that the MIP awards paid to the named executive officers for fiscal 2012 are consistent with the level of accomplishment by the company and each named executive officer.

Named Executive Officer	Award Authorized for PBT Performance at 78% of Target	Actual MIP Payout
Mr. Rodkin	$1,560,000	$1,560,000
Mr. Gehring	$ 390,000	$ 390,000
Mr. Hawaux	$ 499,200	$ 450,000
Mr. Keck	$ 409,500	$ 409,500
Mr. Maass	$ 370,500	$ 475,500

Long-Term Incentive Plan.  The long-term incentive plan for senior officers includes an annual award of stock options and an annual award of performance shares that are settled in shares of common stock based on results over a three-year performance period. The performance shares reward the achievement over the three-year performance period of metrics likely to have a significant impact on enterprise value. The program also rewards stock price appreciation directly through the granting of stock options. The ultimate value of earned performance shares, which are paid in stock, is also impacted directly by stock price.

The Committee firmly believes in aligning our senior officers’ interests with those of our stockholders. The significant extent to which equity is included in both the executive pay program overall and this program in particular evidences this belief. We describe each component of the plan below.

Stock Options.  The use of stock options directly aligns the interests of the named executive officers with those of our stockholders. All options granted for fiscal 2012 have an exercise price equal to the closing market price of our common stock on the date of grant, a seven-year term, and vest 40% on the first anniversary of the grant date, subject to the executive’s continued employment with the company. The remaining portion of the award vests in equal installments on the second and third anniversaries of the grant date, subject to the executive’s continued employment. The grant date fair value of the stock options awarded to our named executive officers is included in the “Option Awards” column of the Summary Compensation Table – Fiscal 2012 on page 32. The number of options granted to each named executive officer under the fiscal 2012 option program is set forth below. The number of options awarded to our named executive officers has not changed year-to-year according to stock price fluctuations, as the Committee believes that executives should not benefit from lower stock prices (in terms of number of options granted) or be punished when stock prices increase. The Committee considered the factors discussed above under the heading “Named Executive Officer Considerations” when determining grant sizes by individual.

Named Executive Officer	Stock Options Granted For Fiscal 2012 Program
Mr. Rodkin(1)	500,000
Mr. Gehring(1)	160,000
Mr. Hawaux(1)	160,000
Mr. Keck(1)	160,000
Mr. Maass(1)	120,000

1.	Granted on July 11, 2011 with an exercise price of $26.15 per share.

Performance Shares.  Performance shares represent an opportunity to earn a defined number of shares of our common stock if we achieve the pre-set, three-year performance goals described below. For each of the three performance periods in effect during fiscal 2012, the targeted number of performance shares for each named executive officer was as set forth in the table that follows.

Named Executive Officer	Performance Shares Granted for Fiscal 2012 to 2014 Program	Performance Shares Granted for Fiscal 2011 to 2013 Program	Performance Shares Granted for Fiscal 2010 to 2012 Program
Mr. Rodkin	100,000	100,000	100,000
Mr. Gehring	32,000	32,000	32,000
Mr. Hawaux	32,000	32,000	32,000
Mr. Keck	32,000	32,000	—(1)
Mr. Maass	24,000	24,000(1)	8,000

1.	Mr. Keck joined the company in the first half of fiscal 2011 and was not granted performance shares under the fiscal 2010 to 2012 program. Mr. Maass was promoted in the first half of fiscal 2011 and his targeted opportunity under the performance share plan was increased in connection with his promotion.

The grant date fair value of the performance shares, granted in July 2011 for the fiscal 2012 to 2014 cycle is based on the probable outcome of the performance conditions, and is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2012. The Committee considered the factors discussed above when determining grant sizes by individual.

As indicated in the table above, the number of targeted performance shares, by named executive officer, has been flat, other than in connection with promotions. Instead of determining performance share grant sizes using a targeted dollar value, and then dividing that value by our stock price on the date of grant, the Committee used a fixed share approach to determine target awards in each of the outstanding cycles. For these performance cycles, the Committee concluded that a targeted dollar value approach would inappropriately skew the number of performance shares awarded (particularly during a recessed stock market). Instead, the Committee awarded the same number of target performance shares to the named executive officers each year, with the premise that the market will normalize over the three-year performance period of the awards. The Committee will continue to evaluate its approach, and ensure that targeted awards are appropriately sized.

Fiscal 2010 to 2012 and Fiscal 2011 to 2013 cycles:  The actual number of shares of common stock that may be issued for each of the fiscal 2010 to 2012 and fiscal 2011 to 2013 performance share cycles is determined based on a combination of growth in EBIT and performance against targets for ROAIC goals. The Committee selected these financial metrics at the beginning of the respective cycles because it believed these metrics have a positive impact on stockholder value. These metrics are calculated as follows:

•	EBIT: Net interest expense + income tax expense + income from continuing operations. Similar to the MIP, adjustments may be made for unusual items.

•

ROAIC: (EBIT x (1- the company’s tax rate)) / average invested capital. Average invested capital is the thirteen-month rolling average of the total assets less cash and cash equivalents and non-interest bearing liabilities. Adjustments may be made to these calculations for unusual items.

The following table includes performance targets for a payout of 100% of the targeted shares granted for the fiscal 2010 to 2012 and fiscal 2011 to 2013 performance share cycle. In each of the fiscal 2010 to 2012 and fiscal 2011 to 2013 program cycles, the targets are designed such that lower levels of combined EBIT growth and ROAIC are rewarded at significantly less than a full payout on the granted performance shares.

The fiscal 2010 to 2012 cycle required EBIT growth of at least 4.5% for a payout to occur, regardless of ROAIC performance. Because our results were short of the required EBIT growth goal, no actual payout of performance shares occurred under this cycle. Similarly, the fiscal 2011 to 2013 cycle requires EBIT growth of at least 4.0% for a payout to occur, regardless of ROAIC performance.

	3-Year Compound EBIT Growth Target	Minimum EBIT Growth for Payout to Occur (regardless of ROAIC performance)	3-Year Average ROAIC Target
Fiscal 2010 to 2012 cycle	8%	4.5%	11%
Fiscal 2011 to 2013 cycle	8%	4.0%	13%

The maximum number of shares that could be earned under the fiscal 2010 to 2012 cycle of the performance share plan was 300% of the targeted number of performance shares. When creating the fiscal 2011 to 2013 cycle of the program in July 2010, the Committee reduced this maximum to 200%. The Committee made this change after a review of market practices. No awards are guaranteed under these cycles and the number of shares that could be earned under these cycles interpolates between 0% and the maximum target amounts.

Fiscal 2012 to 2014 cycle:  For the fiscal 2012 to 2014 cycle of the performance share plan, the Committee approved a change to the performance metrics. In lieu of EBIT and ROAIC goals, the Committee approved goals based on our three-year average cash flow return on operations, which we refer to as CRO, and three-year average net sales growth. The Committee made this change following an extensive review, throughout fiscal 2011, with management and its compensation consultant’s assistance, of financial metrics that would ensure strong alignment between participant incentives and the behaviors necessary to drive business success in line with investor expectations. Although EBIT and ROAIC remain important metrics and continue to be the performance objectives for the outstanding fiscal 2011 to 2013 cycle of the performance share plan, the Committee ultimately determined that a set of metrics with strong emphasis on net sales growth, return on investments, and operating cash flow growth were preferable for the fiscal 2012 to 2014 cycle.

The primary metric for the fiscal 2012 to 2014 cycle, CRO, is calculated by dividing operating cash flow by average invested capital as follows:

Primary Metric based on CRO (0% to 200% of Target Payout)

Operating Cash Flow	=	Net income from continuing operations + Depreciation and amortization expense +/- change (current fiscal year vs. prior fiscal year) in average “Trade Working Capital” (13 point average)
Average Invested Capital	=	Interest bearing debt + Equity (13 point average)

Achievement of three-year average CRO of 12.0%, which is the threshold CRO for the fiscal 2012 to 2014 cycle, results in a payout equal to 25% of each participant’s approved target opportunity. Target CRO for the fiscal 2012 to 2014 cycle is 14.4% and could result in a payout equal to 100% of each participant’s approved target opportunity, subject to application of Committee discretion.

If threshold CRO of 12.0% is achieved, an additional payout may be made based on a secondary metric of three-year average net sales growth. The additional payout under this secondary metric can be up to a maximum of 20% of target, if average net sales growth of 6% or more is achieved. Average net sales growth during the period below 2% is not rewarded.

As a result of the two-metric structure, high levels of financial performance can result in payouts up to a total of 220% of targeted amounts, 200% based on the primary metric, CRO, and 20% based on average net sales growth.

For all cycles, the Committee maintains the ability to adjust financial metrics to account for items impacting comparability.

At the end of fiscal 2012, the fiscal 2010 to 2012 cycle of the long-term program concluded. Although our three-year average ROAIC of 12.3% was above our targeted amount of 11%, our EBIT growth of 1.7% was short of the three-year compound EBIT growth goal of 4.5% that served as a gate to any payout. As a result, no payout of performance shares occurred under this cycle.

With respect to the fiscal 2011 to 2013 program and fiscal 2012 to 2014 program, the cycles are ongoing and thus no payouts have yet been earned.

Other Features.  Performance shares that have not been paid at the time of a participant’s termination of employment are forfeited. An exception allows for pro-rata payouts in the event of death, disability or retirement. The Committee has also retained the discretion to provide for payouts on termination when it finds it appropriate and in the best interest of the company. To date, however, the Committee has not used this discretion. Both this exception and discretion are subject to satisfaction of the performance goals. Dividend equivalents are paid on the portion of performance shares actually earned, and are paid at the regular dividend rate in shares of our stock.

Other Fiscal 2012 Compensation.  The additional elements of our compensation program for the named executive officers during fiscal 2012 were as follows:

Discretionary Bonus or Equity Grant.  The Committee may choose to approve a sign-on or discretionary bonus or equity grant for a senior officer if it deems it necessary as a recruitment tool or to recognize extraordinary performance. Discretionary cash bonuses are included in the “Bonus” column of the Summary Compensation Table – Fiscal 2012 and the grant date fair value of a sign-on or discretionary equity award is included in either the “Stock Awards” or “Option Awards” column of the table, as appropriate. No sign-on or discretionary bonus or equity grant awards were made to named executive officers during fiscal 2012.

Benefit Programs.  We offer a package of core employee benefits to our employees, including our named executive officers. With respect to health and welfare benefits, we offer health, dental and vision coverage, and life and disability insurance. The company and employee participants share in the cost of these programs. Each of the named executive officers was also entitled to participate in an executive physical program during fiscal 2012.

The company covered the cost of the physical, although the executive was responsible for the taxes associated with the program. As an alternative to participation in the executive physical program, each of the named executive officers was entitled to elect participation in a medical access program, with the cost of the program imputed to the executive as taxable income. We also offer a matching-gifts program through our ConAgra Foods Foundation. To maximize community impact, the ConAgra Foods Foundation will match, dollar for dollar, donations employees make to eligible organizations, up to $1,000 in a calendar year. Donations made by the Foundation on behalf of a named executive officer are shown in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2012.

With respect to retirement benefits, we maintain qualified 401(k) retirement plans (with a company match on employee contributions) and qualified pension plans. The named executive officers are entitled to participate in these plans.

Some of the named executive officers and other employees at various levels of the organization participate in a non-qualified pension plan, non-qualified 401(k) plan and/or voluntary deferred compensation plan. The non-qualified pension and non-qualified 401(k) plans permit us to pay retirement benefits in amounts that exceed the limitations imposed by the Internal Revenue Code, which we refer to as the Code, under our qualified plans. With respect to the non-qualified pension plan, the employment agreement entered into with Mr. Rodkin upon his hiring in 2005 provides that years of service for purposes of calculating benefits will be credited at a three-for-one rate until he has service credit of thirty years. Mr. Rodkin’s agreement also provides that the annual earnings amount to be used in the pension benefit formula under the non-qualified pension plan will be no less than $3.0 million. The Committee has not offered additional years of credited service under the pension plan to other named executive officers.

The company’s deferred compensation plan allows the named executive officers, as well as a broader group of approximately 800 employees, to defer receipt of up to 50% of their base salary and 85% of their annual cash incentive compensation. The program permits executives to save for retirement in a tax-efficient way at minimal administrative cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We show contributions made by the company to the named executive officers’ 401(k) plan and non-qualified 401(k) plan accounts in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2012. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2012” and “Non-Qualified Deferred Compensation – Fiscal 2012” below.

Perquisites.  The Committee’s philosophy on perquisites for senior officers has been consistently communicated over the years. Members of senior management are not eligible for indirect pay except in limited circumstances. The incremental cost to the company of providing these benefits is included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2012.

The Committee has determined it appropriate to cover Mr. Rodkin by our security policy. As a result, he is required to take corporate aircraft for all business and personal air transportation. To offset a portion of the incremental cost to the company of Mr. Rodkin’s personal use of corporate aircraft, in 2007 we entered into an aircraft time share agreement with Mr. Rodkin. Under the agreement, Mr. Rodkin is responsible for reimbursing us, in cash, in amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes and catering costs for such flights. We do not charge Mr. Rodkin for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries).

Relocation Benefits.  We offer relocation benefits to employees at many levels in our organization. These benefits are available upon hire or an internal movement requiring a change in primary business location. Mr. Keck received relocation benefits in fiscal 2011 upon hire that are consistent with our standard relocation package. In fiscal 2012, the company incurred incremental costs related to Mr. Keck’s relocation in the form of charges by the relocation company that administered Mr. Keck’s home sale. These costs are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2012 for Mr. Keck.

Change of Control / Severance Benefits.  We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness.

Following a review of market practices during fiscal 2012, the Committee adopted a policy that any future change in control benefits will be structured without any excise tax gross-up protection. For example, if the company promotes or hires an individual to a position that is, in the Committee’s view, appropriate for change of control program participation, the individual will not be entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to future participants would be inappropriate relative to best executive pay practices. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Potential Payments Upon Termination or Change of Control”.

We have also adopted a broad severance plan applicable to most salaried employees, including the named executive officers. In some circumstances, as part of negotiations during the hiring or recruiting process, we have supplemented this plan with specific severance arrangements with our named executive officers. Our existing severance arrangements with the named executive officers are also described under the heading “Potential Payments Upon Termination or Change of Control”.

Employment and Letter Agreements.  We are a party to an employment agreement with Mr. Rodkin. Mr. Rodkin’s employment agreement generally describes his duties and responsibilities, provides for a minimum base salary and vacation allowance, and subjects Mr. Rodkin to our stock ownership guidelines and to customary confidentiality and one-year non-competition and non-solicitation restrictions. The agreement also provides for indemnification, participation in our annual incentive program at a minimum target opportunity of 200% of base salary, and participation in our long-term incentive programs, our employee and executive pension and deferred compensation plans, our 401(k) plan and our welfare benefit plans and programs. For more information about the terms of Mr. Rodkin’s participation in our pension plans and deferred compensation plans, as provided for in the agreement, see below under the headings “Pension Benefits – Fiscal 2012” and “Non-Qualified Deferred Compensation – Fiscal 2012”. The agreement also provides for severance, termination and change of control benefits further described below under the heading “Potential Payments Upon Termination or Change of Control”.

We are also a party to letter agreements with each of Messrs. Hawaux and Keck. Mr. Hawaux’s 2006 letter agreement and Mr. Keck’s 2010 letter agreement provide for a minimum base salary and the officers’ participation in our annual and long-term incentive programs, our employee and executive pension plans, our 401(k) plan and our welfare benefit plans and programs. These letter agreements also provide for severance, termination and change of control benefits further described below under the heading “Potential Payments Upon Termination or Change of Control”. Mr. Keck’s letter agreement also provided for a grant of 40,000 restricted stock units that vest over three years, as described further in the Outstanding Equity Awards at Fiscal Year-End – Fiscal 2012 table below, provides for repayment of a portion of his sign-on bonus under certain termination scenarios, and subjects him to our stock ownership guidelines.

Fiscal 2013 Programs

The Committee reviewed and approved fiscal 2013 compensation opportunities for our executive and senior officers in July 2012. As noted previously, the Committee approved increases to base salaries for Messrs. Rodkin, Gehring, Hawaux and Maass.

The Committee also approved a change to the design of the fiscal 2013 MIP to provide for performance metrics that more closely align with the company’s growth goals. Payouts to the named executive officers under the fiscal 2013 MIP require the achievement in fiscal 2013 of (1) a threshold level of diluted earnings per share from continuing operations (“EPS”) and (2) company-wide goals for net income and net sales. The named executive officers will be entitled to a payout equal to 75% of their approved target incentive if the company achieves a threshold level of performance in both EPS and net income and a payout equal to 25% of their approved target incentive if the company achieves a threshold level of performance in both EPS and net sales. No portion of the incentive is guaranteed. High levels of financial performance can result in payouts up to 200% of targeted amounts. The Committee retained the discretion to modify final payout levels based on (1) the methods by which actual financial results are achieved, (2) individual performance and (3) extraordinary corporate events. The Committee made this change in plan metrics after extensive review with management’s and its compensation consultant’s assistance.

With respect to long-term incentives, the Committee approved grants of performance shares and stock options for our named executive officers as it has in the past. The structure of the performance share plan remains materially unchanged from the fiscal 2012 to 2014 cycle described above. However, after reviewing market data and discussing the matter with its compensation consultant, the Committee did approve a change to the term of stock option grants from seven years to ten years. This change is prospective only, and does not affect any previously granted awards.

There was no material change in the compensation elements described under “Other Fiscal 2012 Compensation” above.

Committee’s Views on Executive Stock Ownership

The Committee has adopted stock ownership guidelines applicable to approximately 180 of our senior employees and the guidelines, represented as a percentage of salary, increase with greater responsibility within the company. The Committee has adopted these guidelines because it believes that management stock ownership promotes alignment with stockholder interests. The named executive officers are expected to reach their respective ownership requirement within a reasonable period of time after appointment. Shares personally acquired by the executive through open market purchases or through our 401(k) plan or employee stock purchase plan, as well as restricted stock units, restricted shares and shares acquired upon the deferral of earned bonuses are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. The following table reflects ownership as of July 27, 2012.

Named Executive Officer	Stock Ownership Guideline (% of Salary)	Actual Ownership (% of Salary)(1)
Mr. Rodkin	600%	1,880%
Mr. Gehring	400%	710%
Mr. Hawaux	400%	650%
Mr. Keck(2)	400%	260%
Mr. Maass(2)	300%	70%

1.	Based on the average daily price of our common stock on the NYSE for the 12 months ended July 27, 2012 ($25.3892) and executive salaries in effect on July 27, 2012.

2.	Mr. Keck joined the company in September 2010 and Mr. Maass became an executive officer in October 2010. Mr. Maass’ ownership guideline reflects his more recent appointment as an executive officer of the company.

Committee’s Practices Regarding the Timing of Equity Grants

We do not backdate stock options or grant stock options retroactively. We do not coordinate grants of stock options with disclosures of positive or negative information. All stock options are granted with an exercise price equal to the closing price of our common stock on the NYSE on the date of grant. The vast majority of our stock option grants for a fiscal year are made in July, at a regular Committee meeting. When management proposes an off-cycle award or sign-on grant for a non-executive officer, the Committee considers approval of the grant at a regularly scheduled Committee meeting. In the event management proposes a sign-on grant for a senior officer and a grant-related decision is necessary between regularly scheduled Committee meetings, the Committee may hold a special meeting to consider the grant. If approved, the grant date will be the first trading day of the month on or following the officer’s date of hire.

Tax and Accounting Implications of the Committee’s Compensation Decisions

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1 million to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers, other than the chief financial officer, who are employed as of the end of the calendar year. This limitation does not apply to qualified performance-based compensation under federal tax law. Generally, this is compensation paid only if the individual’s performance meets pre-established, objective goals based on performance metrics approved by our stockholders. The Committee’s intent is to structure our executive compensation programs so that payments will generally be fully tax deductible. For fiscal 2012, all annual incentive and performance share awards to covered employees were subject to, and made in accordance with, performance-based compensation arrangements that were intended to qualify as tax deductible. In order to achieve this result, the Committee approved a framework in which (1) maximum awards under these incentive programs would be authorized upon attainment of diluted EPS of $0.50 (compared to actual fiscal 2012 diluted EPS of $1.12) and (2) negative discretion would be applied by the Committee to decrease authorized awards based upon the program frameworks described above (that is, based on PBT results for the MIP, and either EBIT and ROAIC or CRO and net sales growth results for the performance share plan). The Committee intends to continue using this type of approach to preserve the tax deductibility of its compensation arrangements in the future. However, the Committee does retain the discretion to occasionally make payments or grants of equity that are not fully deductible, for example, its decision to raise Mr. Rodkin’s salary for fiscal 2013 to $1,100,000 when, in its judgment, those payments or grants are needed to achieve its overall compensation objectives.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the company’s Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the company’s Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

ConAgra Foods, Inc. Human Resources Committee

Steven F. Goldstone

Joie A. Gregor

W.G. Jurgensen

Ruth Ann Marshall

Ken Stinson, Chairman

Summary Compensation Table – Fiscal 2012

The table below presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2012 and for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2012. Mr. Keck was not a named executive officer in fiscal 2010 and Mr. Maass was not a named executive officer in fiscal 2011 or fiscal 2010; information about their compensation for those fiscal years is not included. The amounts in the following Summary Compensation Table are based in part on written agreements in place between ConAgra Foods and certain of these individuals as discussed in the CD&A and “Potential Payments Upon Termination or Change of Control”.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Gary M. Rodkin	2012	1,000,000	—	2,615,000	1,630,000	1,560,000	3,384,557	76,570	10,266,127
CEO and President	2011	1,000,000	—	2,136,000	1,675,000	440,000	3,081,026	174,954	8,506,980
	2010	1,000,000	—	1,905,000	1,351,850	3,200,000	2,178,843	124,612	9,760,305
John F. Gehring	2012	500,000	—	836,800	521,600	390,000	234,903	30,690	2,513,993
EVP and CFO	2011	494,231	—	683,520	536,000	110,000	221,123	45,019	2,089,893
	2010	450,000	—	609,600	432,592	750,000	139,679	42,430	2,424,301
Andre J. Hawaux	2012	640,000	—	836,800	521,600	450,000	189,806	34,438	2,672,644
President, Consumer	2011	629,231	—	683,520	536,000	140,800	188,675	63,624	2,241,850
Foods	2010	600,000	—	609,600	432,592	1,100,000	111,900	59,010	2,913,102
Brian L. Keck(1)	2012	525,000	—	836,800	521,600	409,500	49,588	67,984	2,410,472
EVP and Chief	2011	381,635	100,000	1,476,480	440,000	115,500	—	299,918	2,813,533
Administrative Officer
Paul T. Maass(1)	2012	475,000	—	627,600	391,200	475,000	332,138	41,398	2,342,336
President, Commercial
Foods

1.	Mr. Keck joined the company as Executive Vice President and Chief Administrative Officer in September 2010. Mr. Maass was promoted to the position of President, Commercial Foods and appointed an executive officer in October 2010.

2.	During fiscal 2011, a $100,000 sign-on bonus was awarded to Mr. Keck as a recruitment tool when he was asked to join the company as Executive Vice President and Chief Administrative Officer.

3.	Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718 for the stock awards granted during the reported fiscal years. For the performance shares awarded in fiscal 2012, the amounts reported are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming the highest level of performance is achieved for the performance shares awarded in fiscal 2012, the grant date fair value of these awards would have been: Mr. Rodkin, $5,753,000; each of Messrs. Gehring, Hawaux, and Keck $1,840,960; and Mr. Maass, $1,380,720.

4.	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock options granted during the reported fiscal years. Assumptions used in the calculation of these amounts are included in Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

5.	For fiscal 2012, reflects awards earned under our annual incentive plan. A description of the fiscal 2012 MIP is included in our CD&A.

6.	The measurement date for fiscal 2012 was May 27, 2012. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2012, the entire amount reflects change in pension amounts rather than non-qualified deferred compensation earnings.

7.	The components of fiscal 2012 “All Other Compensation” are as follows (all amounts in $):

Named Executive Officer	Perquisites and Personal Benefits(a)						(Column 5) Company Contribution to Defined Contribution Plans $		(Column 6) Group Term Life Insurance $
	(Column 1) Relocation Expenses ($)	(Column 2) Personal Use of Aircraft $		(Column 3) Exec Physical / Security Costs / Home Office $	(Column 4) Matching Gifts $
Mr. Rodkin	—	(b	)	(b)	—		$42,916		(b)
Mr. Gehring	—	(b	)	(b)	—		$17,137		(b)
Mr. Hawaux	—	(b	)	(b)	(b	)	$23,426		(b)
Mr. Keck	$39,732	—		(b)	—		$19,078		(b)
Mr. Maass	—	—		(b)	—		(b	)	(b)

(a)	All amounts shown are valued at the incremental cost to us of providing the benefit. With respect to Mr. Rodkin’s use of company aircraft (Column 2), Mr. Rodkin is a party to an aircraft time share agreement with us. Under this agreement, Mr. Rodkin reimbursed us, in cash, amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes and catering costs for such flights. We did not charge Mr. Rodkin for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries). The amount shown for Mr. Rodkin in Column 2 reflects the company’s incremental cost of conducting such personal flights, reduced by the amounts billed and paid under the time share arrangement.

(b)	For Columns 1 through 4, inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $25,000. For Columns 5 and 6, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $10,000.

Grants of Plan-Based Awards – Fiscal 2012

The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2012 to the named executive officers. All equity-based grants were made under the stockholder-approved ConAgra Foods 2009 Stock Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securi- ties Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Mr. Rodkin	7/11/11	500,000	2,000,000	4,000,000						N/A
	7/11/11				25,000	100,000	220,000			2,615,000
	7/11/11							500,000	26.15	1,630,000
Mr. Gehring	7/11/11	125,000	500,000	1,000,000						N/A
	7/11/11				8,000	32,000	70,400			836,800
	7/11/11							160,000	26.15	521,600
Mr. Hawaux	7/11/11	160,000	640,000	1,280,000						N/A
	7/11/11				8,000	32,000	70,400			836,800
	7/11/11							160,000	26.15	521,600
Mr. Keck	7/11/11	131,250	525,000	1,050,000						N/A
	7/11/11				8,000	32,000	70,400			836,800
	7/11/11							160,000	26.15	521,600
Mr. Maass	7/11/11	118,750	475,000	950,000						N/A
	7/11/11				6,000	24,000	52,800			627,600
	7/11/11							120,000	26.15	391,200

1.	Amounts reflect grants made under the fiscal 2012 MIP discussed in our CD&A. Achievement of threshold performance, as defined earlier, would provide a payout of 25% of target. Failure to achieve threshold performance would mean no payout under the MIP. Actual payouts earned under the program for fiscal 2012 for all named executive officers other than Mr. Maass were below target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2012.

2.	Amounts reflect the performance shares granted under our long-term incentive program for the fiscal 2012 to 2014 performance period. All awards under the fiscal 2012 to 2014 cycle, including any above-target payouts, will be earned based on our cumulative performance for the three fiscal years ending May 25, 2014. The grant date fair value of these awards, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718) is the amount reported in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2012. A payout of 25% of target will be made if threshold three-year average CRO is met; if threshold is not met, no payout would be earned for the fiscal 2012 to 2014 cycle.

3.	Amounts are computed in accordance with FASB ASC Topic 718. For performance shares, the amounts disclosed are computed based on the probable outcome of the relevant performance conditions as of the grant date.

For more information about the material terms of our employment agreement with Mr. Rodkin, our letter agreements with Messrs. Hawaux and Keck and our change of control agreements with each of our named executive officers, see “Employment Agreement and Letter Agreements” in the CD&A above and “Potential Payments Upon Termination or Change of Control” below. For more information about our named executive officers’ mix of base salary and annual incentive compensation to their total compensation, see the discussion under “Key Elements of our Fiscal 2012 Executive Compensation Program” in CD&A above.

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Mr. Rodkin	1,000,000	—	22.83	8/30/2015
	480,000	—	22.72	5/25/2016
	500,000	—	22.00	7/12/2013
	500,000	—	26.80	7/16/2014
	500,000	—	21.26	7/15/2015
	350,000	150,000	19.05	7/14/2016
	200,000	300,000	23.93	7/24/2017
	—	500,000	26.15	7/10/2018
							200,000	5,050,000
							220,000	5,555,000
Mr. Gehring	80,000	—	23.14	7/24/2015
	80,000	—	26.80	7/16/2014
	80,000	—	21.26	7/15/2015
	40,000	—	16.99	1/15/2016
	112,000	48,000	19.05	7/14/2016
	64,000	96,000	23.93	7/24/2017
	—	160,000	26.15	7/10/2018
							64,000	1,616,000
							70,400	1,777,600
Mr. Hawaux	80,000	—	25.76	11/30/2013
	100,000	—	25.76	11/30/2013
	160,000	—	26.80	7/16/2014
	80,000	—	21.26	7/15/2015
	100,000	—	16.99	1/15/2016
	112,000	48,000	19.05	7/14/2016
	64,000	96,000	23.93	7/24/2017
	—	160,000	26.15	7/10/2018
							64,000	1,616,000
							70,400	1,777,600
Mr. Keck	64,000	96,000	22.13	9/30/2017
	—	160,000	26.15	7/10/2018
					40,000	1,010,000
							64,000	1,616,000
							70,400	1,777,600
Mr. Maass	7,000	—	25.90	9/25/2012
	8,000	—	21.34	9/24/2013
	15,000	—	27.52	7/8/2014
	15,000	—	22.99	7/7/2015
	15,000	—	22.00	7/12/2013
	40,000	—	26.80	7/16/2014
	40,000	—	21.26	7/15/2015
	28,000	12,000	19.05	7/14/2016
	16,000	24,000	23.93	7/24/2017
	32,000	48,000	22.61	10/13/2017
	—	120,000	26.15	7/10/2018
							48,000	1,212,000
							52,800	1,333,200

1.	All options were granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. The vesting schedule for options that were outstanding but that could not be exercised at fiscal year-end for the named executive officers is as follows:

	Unexercis- able at FYE	Vesting Schedule			Unexercis- able at FYE	Vesting Schedule
		# of Shares	Vesting Date			# of Shares	Vesting Date
Rodkin	150,000	150,000	7/15/12	Keck	96,000	48,000	10/1/12

	300,000	150,000	7/25/12			48,000	10/1/13

		150,000	7/25/13		160,000	64,000	7/10/12

	500,000	200,000	7/10/12			48,000	7/10/13
		150,000	7/10/13			48,000	7/10/14

		150,000	7/10/14
Gehring	48,000	48,000	7/15/12	Maass	12,000	12,000	7/15/12

	96,000	48,000	7/25/12		24,000	12,000	7/25/12
		48,000	7/25/13			12,000	7/25/13

	160,000	64,000	7/10/12		48,000	24,000	10/14/12
		48,000	7/10/13			24,000	10/14/13

		48,000	7/10/14		120,000	48,000	7/10/12
Hawaux	48,000	48,000	7/15/12			36,000	7/10/13

	96,000	48,000	7/25/12			36,000	7/10/14
		48,000	7/25/13

	160,000	64,000	7/10/12
		48,000	7/10/13
		48,000	7/10/14

2.	Reflects 40,000 restricted stock units awarded to Mr. Keck in connection with his hiring, which vest on October 1, 2013, or earlier on a pro-rata basis upon certain circumstances resulting in his departure from the company (described more fully on page 44).

3.	The market value of unvested or unearned shares is calculated using $25.25 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2012.

4.	Reflects, on separate lines, as of May 27, 2012, the maximum number of shares that could be earned under each of the fiscal 2011 to 2013 performance share plan and fiscal 2012 to 2014 performance share plan. The performance shares are not earned unless we achieve the performance targets specified in the plan. No shares were paid under the fiscal 2010 to 2012 performance share plan because targets were not met. Shares earned under the fiscal 2011 to 2013 cycle will be distributed, if earned, following fiscal 2013, and shares earned under the fiscal 2012 to 2014 cycle will be distributed, if earned, following fiscal 2014.

Option Exercises and Stock Vested – Fiscal 2012

The following table summarizes the option awards exercised during fiscal 2012 for each of the named executive officers. No payouts were made under the fiscal 2010 to 2012 cycle of our performance share plan and accordingly, no shares of stock were acquired upon vesting by our named executive officers during fiscal 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mr. Rodkin	—	—
Mr. Gehring	108,883	401,931
Mr. Hawaux	80,000	417,859
Mr. Keck	—	—
Mr. Maass	5,000	9,531

Pension Benefits – Fiscal 2012

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees, which we refer to as the Qualified Pension. Employees eligible to participate in the Qualified Pension are salaried employees, including the named executive officers, and certain hourly and union employees.

Employees hired before June 1, 2004 were given a one-time opportunity during 2004 to choose between (A) the benefit formulas in the Qualified Pension and qualified 401(k) plan at that time and (B) effective October 1, 2004, a new Qualified Pension formula plus an enhanced company match in our qualified 401(k) plan. Employees hired on or after June 1, 2004 were automatically enrolled in option (B) effective upon their date of hire. With respect to the named executive officers, Messrs. Hawaux and Keck joined the company after June 1, 2004 and were automatically enrolled in option (B). Messrs. Gehring and Maass were employed prior to June 1, 2004 and were enrolled in option (A). Although Mr. Rodkin is enrolled in option (B) for purposes of the Qualified Plan (due to commencement of employment after June 1, 2004), his employment agreement entitles him to a total pension benefit equal to the option (A) calculation. Any difference between the option (A) and (B) pension benefits would be provided to him through the Non-Qualified Pension (described below).

Under both option (A) and option (B), the pension benefit formula is determined by adding three components:

•

A multiple of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.0% for option (A) and 0.9% for option (B).

•

A multiple of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.44% for option (A) and 1.3% for option (B).

•	A multiple of Average Monthly Earnings multiplied by years of credited service over 35 years. This multiple is 1.0% for option (A) and 0.9% for option (B).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2012) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the Internal Revenue Service by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in a benefit once they have five years of vesting service with the company. Benefits become payable for option (A) participants at the normal retirement age of 65, or age 60 if the participant has 25 or more years of service. Normal retirement age for option (B) participants is 65. Under either option, the Quali-

fied Plan defines early retirement as age 55 with 10 years of service. There is no difference in the benefit formula upon an early retirement and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive.

Certain of the named executive officers also participate in a supplemental retirement plan (which we refer to in the table below as the Non-Qualified Pension). To the extent that a named executive officer’s benefit under the Qualified Pension exceeds the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 or such officer’s Average Monthly Earnings exceeds the limit under the Code on the maximum amount of compensation that can be taken into account under the Qualified Pension, payments are made under the Non-Qualified Pension. The retirement age and benefit formulas are the same as those used for the Qualified Plan except as described in the following paragraphs.

Generally, an executive’s benefit under the Non-Qualified Pension is payable in installments beginning in January following the executive’s separation from service or disability, but the executive may also elect to receive payment as a lump sum and elect a specified year in which payment will be made or commence, or elect to receive his or her benefit in the form of annuity payments. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

Mr. Rodkin’s employment agreement with the company, entered into in 2005, entitles him to participate in the Non-Qualified Pension with years of service, for purposes of calculating benefits under the plan, credited at a three-for-one rate until he has service credit of thirty years. He is entitled to annual pensionable earnings for use in calculating his benefit of no less than $3 million. If Mr. Rodkin is terminated at any time for “cause,” he will forgo all benefits under the Non-Qualified Pension. Any benefits payable to Mr. Rodkin under the Non-Qualified Pension are subject to offset for benefits paid or payable to him under supplemental pension plans his prior employer may have maintained for his benefit. The Committee has not offered additional years of credited service under the pension plan to other named executive officers.

Pension Benefits – Fiscal 2012

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)(4)
Mr. Rodkin	Qualified Pension	6.7	192,721
	Non-Qualified Pension	20.2	12,975,713
Mr. Gehring	Qualified Pension	10.4	220,896
	Non-Qualified Pension	10.4	624,853
Mr. Hawaux	Qualified Pension	5.5	108,179
	Non-Qualified Pension	5.5	517,294
Mr. Keck	Qualified Pension	1.7	49,588
	Non-Qualified Pension	—	—
Mr. Maass(5)	Qualified Pension	24.0	584,272
	Non-Qualified Pension	24.0	112,425

1.	Qualified Pension refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees and Non-Qualified Pension refers to the ConAgra Foods, Inc. Nonqualified Pension Plan. There were no plan payments for fiscal 2012.

2.	The number of years of credited service is calculated as of May 27, 2012, which is the pension plan measurement date used for financial statement reporting purposes.

3.	As of the pension plan measurement date, under the Non-Qualified Pension, Mr. Rodkin had 6.7 years of actual service. The enhanced crediting rate provided to Mr. Rodkin in his employment agreement with the company resulted in an augmentation in benefits at May 27, 2012 of $9,696,244 (13.5 additional years).

4.	The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

5.	Mr. Maass is eligible for a non-qualified pension benefit that was closed and grandfathered in 2001. This benefit is calculated based on earnings of up to $280,000 per year under the terms of the grandfathered plan and is calculated based upon actual years of service.

Non-Qualified Deferred Compensation – Fiscal 2012

The table following the summary of our non-qualified deferred compensation plans shows the non-qualified deferred compensation activity for each named executive officer during fiscal 2012. The amounts shown include amounts deferred under the non-qualified 401(k) plan, which we refer to as the Non-Qualified ConAgra Retirement Income Savings Plan, or Non-Qualified CRISP, and voluntary deferred compensation plan, which we refer to as the Voluntary Deferred Comp plan. The amounts shown for the Non-Qualified CRISP include company contributions during fiscal 2012. It also includes amounts deferred by Mr. Maass under a mandatory deferred compensation plan in which he participated in a prior role.

The Non-Qualified CRISP is a benefit provided to certain of the named executive officers and other eligible executives. The program supplements our qualified 401(k) plan available to a broad base of salaried and hourly employees. Under our qualified 401(k) plan, for employees enrolled in option (A) under the Qualified Plan, the company will match the first 50% of the first 6% of salary and bonus the employee contributes to the qualified 401(k) plan. For employees enrolled in option (B) under the Qualified Plan, the company will match 66 2/3% of the first 6% of salary and bonus the employee contributes to the plan. However, the Code limits the annual before-tax contributions that an individual can make to a qualified retirement plan. If a named executive officer reached this maximum, he or she would lose the ability to receive the full extent of the available company match. The Non-Qualified CRISP is used to enable the company to provide this population with the company match. Under the plan, the company makes a contribution equal to 3% of the named executive officer’s eligible earnings less the maximum employer contribution the named executive officer could have received from the qualified 401(k) plan.

The company contribution to the Non-Qualified CRISP is made annually on or about December 31st and a participant must be employed on that date to receive the contribution. The value of each account is automatically linked to the value of our common stock. Account values are updated daily based on the closing market price of our common stock on the NYSE on such day.

Generally, an executive’s account balance under the Non-Qualified CRISP is payable in cash in a lump sum in January following the executive’s separation from service, but executives meeting certain qualifications may also elect to receive payment in the form of installments. Executives may also elect to receive payment within 90 days following the earlier of separation from service or either the occurrence of a change of control or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

Our voluntary deferred compensation plan allows management-level employees (those above a certain salary grade, which includes the named executive officers) whose salary is $125,000 or more per year to defer receipt of 5% to 50% of their salary and up to 85% of their annual incentive payment. The investment alternatives for deferred amounts are an interest bearing account (with interest accruing at a rate equal to 25 basis points over the one-year H15 Treasury constant maturity rate), a ConAgra Foods stock account, or other investment options mirrored from our qualified 401(k) plan, which we refer to as the ConAgra Foods Retirement Income Savings Plan, or the Qualified CRISP. Amounts deferred into the interest bearing account, together with earnings thereon, are ultimately distributed in cash. The stock account includes a dividend reinvestment feature that converts dividends into additional shares. Amounts deferred into the stock account, together with earnings and dividends thereon, are ultimately distributed in shares of ConAgra Foods common stock. Amounts deferred into accounts mirroring the Qualified CRISP funds, together with any dividends, are ultimately distributed in cash. An election to participate in the plan must be timely filed with the company in accordance with Internal Revenue Service requirements.

An executive who is not retiring or eligible for early retirement under the Qualified Pension is required to take distribution of certain amounts earned and vested prior to 2005, which we refer to as grandfathered amounts, in a lump sum payment in the quarter end following the individual’s separation from service. An executive who is eligible to retire early under the Qualified Pension will receive his or her grandfathered amounts in annual installments. In general, all amounts other than the grandfathered amounts, which we refer to as the other amounts, will be distributed in cash in a lump sum in January following the executive’s separation from service. Executives may also elect to receive the other amounts at certain other times, including within 90 days following the earlier of separation from service or either the occurrence of a change of control or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals under certain circumstances, but no hardship withdrawals were requested by executives during fiscal 2012.

Non-Qualified Deferred Compensation – Fiscal 2012

Name	Plan(1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Mr. Rodkin	Non-Qualified CRISP	—	32,916	3,053	—	571,011
	Voluntary Def Comp	—	—	209,793	—	4,733,370
Mr. Gehring	Non-Qualified CRISP	—	10,791	546	—	132,485
	Voluntary Def Comp	—	—	(9,437)	—	705,400
Mr. Hawaux	Non-Qualified CRISP	—	13,426	526	—	146,381
	Voluntary Def Comp	—	—	8,641	—	723,819
Mr. Keck	Non-Qualified CRISP	—	9,278	(404)	—	8,874
	Voluntary Def Comp	—	—	—	—	—
Mr. Maass(4)	Non-Qualified CRISP	—	—	—	—	—
	Voluntary Def Comp	—	—	—	—	—
	Mandatory Def Comp	—	—	—	368,161	—

1.	Non-Qualified CRISP refers to the ConAgra Foods, Inc. Nonqualified CRISP Plan and Voluntary Def Comp refers to the ConAgra Foods, Inc. Voluntary Deferred Comp Plan.

2.	All Non-Qualified CRISP amounts are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2012. These amounts, together with the company’s match on executive contributions to the Qualified CRISP, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 7 to the Summary Compensation Table – Fiscal 2012.

3.	Our deferred compensation plans do not offer above market earnings (as defined by SEC rules). As a result, none of these earnings or losses are included in the Summary Compensation Table – Fiscal 2012.

4.	For Mr. Maass, Mandatory Def Comp relates to compensation earned in prior fiscal years, the receipt of which was mandatorily deferred until fiscal 2012. Accordingly, this compensation is not included in the Summary Compensation Table – Fiscal 2012.

5.	The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Rodkin, $543,376 (Non-Qualified CRISP) and $4,594,032 (Voluntary Deferred Comp); Mr. Gehring, $123,034 (Non-Qualified CRISP) and $610,966 (Voluntary Deferred Comp), which does not include $55,000 deferred but not reported in a prior fiscal year; and Mr. Hawaux, $134,492 (Non-Qualified CRISP) and $723,585 (Voluntary Deferred Comp). These amounts reflect actual amounts reported and do not include accumulated earnings. Mr. Keck received company contributions to the Non-Qualified CRISP of $9,278 in fiscal 2012. Mr. Maass is not eligible for the Non-Qualified CRISP and does not participate in the Voluntary Deferred Comp Plan.

Potential Payments Upon Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The tables following the narrative discussion summarize amounts payable upon termination or a change of control under varying circumstances, assuming that the change of control occurred on or that the executive’s employment terminated on the last business day of fiscal 2012 – May 25, 2012. Other key assumptions used in compiling the tables are set forth immediately preceding them. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Severance Plan

We maintain a severance pay plan that provides severance guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of ConAgra Foods and for any particular employee, the company may elect to provide severance as suggested by the plan, or provide greater or lesser benefits. Messrs. Gehring and Maass are potentially covered by the plan. Under the plan, the severance guideline for individuals with base pay at or above $250,000 per year is payment of 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon the former employee finding new employment, the company will provide him or her with a lump sum payment equal to 50% of the severance pay remaining. The other 50% would be forfeited. We are not required to make payments to any named executive officer under the severance plan if he is entitled to receive a severance payment under a change of control agreement (described below).

Messrs. Rodkin, Hawaux and Keck’s severance benefits would be paid in accordance with their agreements with the company, as further described below, and not the severance pay plan.

Agreements with Named Executive Officers

ConAgra Foods is party to an employment agreement with Mr. Rodkin and letter agreements with Messrs. Hawaux and Keck. In each case, the agreement addresses such matters as the executive’s salary, participation in our annual and long-term incentive plans and participation in employee and executive pension, 401(k) and welfare benefit plans and other benefit programs and arrangements. The agreements also address these executives’ severance benefits and right to participate in the company’s change of control benefit program.

Mr. Rodkin.  The severance benefit provisions of our agreement with Mr. Rodkin are summarized in the following table. The definition of “Cause” in the agreement is action by Mr. Rodkin involving (1) willful malfeasance in connection with his employment having a material adverse effect on the company, (2) substantial and continuing refusal in willful breach of his agreement to perform the duties normally performed by an executive occupying his position when that refusal has a material adverse effect on the company or (3) conviction of a felony involving moral turpitude under the laws of the United States or any state. “Good Reason” in the agreement means (1) assignment of duties materially inconsistent with his position, (2) removal from, or failure to elect or re-elect Mr. Rodkin to his position (including his service on our Board), (3) reduction of his salary or annual target bonus opportunity in effect on the agreement’s date, (4) material breach by the company of the agreement or (5) a requirement that Mr. Rodkin be based at any office or location other than Omaha, Nebraska.

Since August 31, 2010, Mr. Rodkin has been early and normal retirement eligible under our non-qualified pension plan and under all welfare benefit and equity incentive plans and programs in which he is eligible to participate. We have therefore omitted discussion of the provisions of his agreement related to a voluntary separation from the company that does not include retirement or Good Reason.

	Involuntary with Cause	Involuntary w/o Cause or Voluntary w/Good Reason	Retirement	Death or Disability
Salary	Paid through month of termination	Paid through month of termination, plus lump sum equal to 24 additional months	Paid through month of termination	Paid through month of the event
Annual Incentive Plan	Not eligible for a payment	Paid pro-rated award for the year of termination based on our actual results, plus lump sum equal to target bonus for the next two years	If approved by the HR Committee, a pro-rated award may be paid based on our actual results	Paid a pro-rated amount based upon target (for death) or actual performance (for disability)
Performance Shares	Unvested performance shares are forfeited	“Retirement” treatment applies	Performance shares earned based on our actual results are paid, but are pro-rated for the full years of completed service	“Retirement” treatment applies in the case of disability; in the case of death, performance shares paid at target and pro-rated based on full years of completed service
Stock Options	Options terminate; all unexercised options lapse	“Retirement” treatment applies	Full vesting of all options, which remain exercisable for the remainder of their terms	“Retirement” treatment applies
Non-Qualified CRISP	No benefits paid	“Retirement” treatment applies	Account balance paid based on participant’s advance election	“Retirement” treatment applies
Non-Qualified Pension	No benefits paid	See discussion on pages 37 to 39. Benefit will take into account an additional 24 months of service at the salary in effect at termination and target bonus	See discussion on pages 37 to 39	See discussion on pages 37 to 39
Health and Welfare Benefits	Benefits paid according to plan provisions	Two years of coverage for executive and dependents unless he becomes entitled to equivalent coverage under a subsequent employer’s plan. “Retirement” treatment also available	Until executive and spouse attain age 65, he and his covered dependents are entitled to COBRA-equivalent medical coverage, at his own expense	“Retirement” treatment applies

Mr. Rodkin’s agreement provides that all cash payments are generally payable in a lump sum within fifteen days following termination of employment. However, payments under the annual incentive plan and the long-term incentive plan are payable following the end of the fiscal year or other performance period at the same time such payments are made to the other senior executive officers. If Mr. Rodkin is a “specified employee” within the meaning of Section 409A of the Code at the time of his separation, certain payments would be delayed for six months after the date of the separation from service.

Mr. Rodkin’s agreement provides him the right to participate in our change of control program as modified from time to time and provides minimum change of control benefits if a superior program is not then in place. The company currently maintains a separate change of control program, discussed below. The agreement also provides that if benefits become payable under multiple plans, programs and agreements, the more favorable program terms must be applied.

Either party to the employment agreement may terminate the agreement at any time. In each case, Mr. Rodkin has agreed to non-competition, non-solicitation and confidentiality provisions.

Mr. Hawaux.  Under Mr. Hawaux’s letter agreement with the company, he is provided with a severance benefit equal to 24 months (two years) of salary continuation. This amount is payable only in the event of termination for reasons other than cause or a change of control of the company. Cause is not defined.

With respect to a termination related to a change of control of the company, Mr. Hawaux’s severance would be governed by the change of control agreement described below.

Mr. Keck.  Under Mr. Keck’s letter agreement with the company, he is provided with a severance benefit equal to 104 weeks (two years) of salary continuation. This amount is payable only in the event of termination for reasons other than “Cause” or a change of control of the company or if he terminates his employment within 45 days of the occurrence of “Good Reason”. The definition of “Cause” is materially the same as that in Mr. Rodkin’s employment agreement and discussed above. “Good Reason” is defined in the agreement as (1) Mr. Keck no longer reporting to the chief executive officer or Chairman of the Board, (2) a significant contraction of Mr. Keck’s duties as set forth in the agreement, (3) a reduction of Mr. Keck’s base salary or annual incentive target in effect on the agreement’s date, or (4) Mr. Keck’s primary office moving to a location other than Omaha, Nebraska.

If Mr. Keck retires from the company with the consent of the Board or its HR Committee prior to being vested in the Qualified Pension, his options that are vested at the time of his separation will remain exercisable for the shorter of three years following his approved retirement and the original expiration date of the option.

With respect to a termination related to a change of control of the company, Mr. Keck’s severance would be governed by the change of control agreement described below.

Annual Incentive Plan (the “MIP”)

The following terms of the MIP govern the impact of specific separation events not covered by an individual agreement:

•

Involuntary termination due to position elimination: If a participant’s position is eliminated during the fourth quarter of the fiscal year (for business reasons not related to performance), he or she would remain eligible for award consideration. The amount of any earned award would be pro-rated for the number of days the individual was eligible to participate in the plan during the fiscal year. If a participant’s position is eliminated prior to the fourth quarter of the fiscal year, he or she will not be eligible to receive any portion of the award.

•

Termination due to retirement: If a participant retires (as defined in the Qualified Pension Plan) during the fiscal year, the participant will be eligible for a pro-rated award based on the number of days the individual was eligible to participate during the fiscal year.

•	Termination due to death: Any incentive payment for which a participant would have been eligible would be pro-rated to the date of death and paid to his or her estate.

Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with the company), a participant would forfeit his or her fiscal 2012 MIP award if he or she failed to be an active employee in good standing at the end of the fiscal year.

Any pro-rated award is based on actual performance for the fiscal year and is payable after the end of such fiscal year when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control.

Restricted Stock Units

Mr. Keck received a grant of 40,000 restricted stock units as a sign-on inducement. These restricted stock units fully vest on the third anniversary of the date of grant, or earlier upon certain circumstances. Specifically, if Mr. Keck’s employment is terminated by the company for reasons other than “Cause” or a change in control, or if Mr. Keck terminates his employment within 45 days of the occurrence of “Good Reason” (with Cause and Good Reason as defined in his letter agreement), the unvested restricted stock units will vest one-third for each full year of service on the grant date anniversary. See “Potential Payments Upon Termination or Change of Control – Agreements with Named Executive Officers” above for the definitions of “Cause” and “Good Reason” under Mr. Keck’s letter agreement.

Long-Term Incentive Plan – Performance Shares

The following terms of the performance share plan govern the impact of a separation from the company on the performance shares granted under the fiscal 2011 to 2013, fiscal 2012 to 2014, and fiscal 2013 to 2015 performance periods:

•

Termination for any reason other than death, disability or retirement: The participant forfeits all performance shares granted that have not been paid at the date of termination, whether the shares are earned as of that date or not. The HR Committee has the discretion to pay out some or all of the forfeited performance shares if they would have been earned based on performance and if it deems the action appropriate and in the best interests of the company.

•

Termination due to disability or retirement: Earned but unpaid performance shares are paid out as soon as reasonably practicable after the termination based on our actual performance for the performance period ending on or immediately before the event. No distribution would be made with respect to the fiscal year in which the termination of employment occurs, unless the date of termination is the last day of the applicable fiscal year.

•

Termination due to death: A payout would be made at targeted levels for outstanding performance shares, in each case pro-rated to reflect the number of full fiscal years in the performance period during which the employee was employed (for example, upon a June 15, 2012 death, a participant would have been eligible for a payout at actual performance for the fiscal 2010 to 2012 award, since the performance period ended prior to the death, and the participant would have been eligible for a payout at targeted levels for two-thirds of the total fiscal 2011 to 2013 award and one-third of the total fiscal 2012 to 2014 award).

•

Upon a change of control, the Board or HR Committee may exercise its discretion to pay a participant all or a portion of the outstanding performance shares. Change of control under this program has the same definition as in the change of control agreements described below.

Long-Term Incentive Plan – Stock Options

The following terms govern the impact of a separation from the company on outstanding stock options:

•	Termination for any reason other than death, disability or retirement: The participant forfeits all options unvested at the date of termination and would have 90 days to exercise vested options.

•	Termination due to disability: The participant forfeits all options that have not vested at the date of termination, and would have three years to exercise vested options.

•

Termination due to death: All unvested options would automatically vest and remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options).

•

Termination due to normal retirement: All unvested options would automatically vest and remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options). Upon an early retirement, the three-year exercise period for options would apply unless the Committee eliminated or shortened it, but only for vested options.

Each of the agreements evidencing outstanding awards of stock options provides that the vesting of the award will accelerate upon a change of control. The treatment of Mr. Rodkin’s equity awards and Mr. Keck’s initial RSU grant upon a separation is further governed by each individual’s agreement with the company.

Retirement Benefits

Our Qualified Pension, Non-Qualified Pension, Non-Qualified CRISP and Voluntary Deferred Comp plans contain provisions relating to the termination of the participants’ employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits – Fiscal 2012” and “Non-Qualified Deferred Compensation – Fiscal 2012” tables beginning on page 38. Benefits provided to Mr. Rodkin are further governed by his agreement with the company.

Change of Control Program

The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2012, this program covered each of the named executive officers.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•

Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our stockholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of the company or the sale of all or substantially all of the company’s assets.

The agreements provide that upon a change of control, ConAgra Foods may (at the sole and absolute discretion of the Board or HR Committee) pay each executive all or a pro-rated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs, and the terms of the company’s stock plan govern the treatment of equity awards upon a change of control. The agreements are otherwise double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years of a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.” Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following:

•

a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s current target bonus, whichever is greater). The multiples range from one to three (three for each named executive officer);

•

continuation for three years of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive. ConAgra Foods must pay the executive a single lump sum payment equal to an amount to offset taxes plus the executive’s estimated cost to participate in the medical and dental plans;

•	benefits under our Non-Qualified Pension commensurate with the executive’s years of service, including an extra three years of service, and age (except for Mr. Rodkin, whose pension benefits are determined by his employment agreement). A lump sum equivalent to all benefits accrued for the executive will be placed in a segregated trust (that remains subject to the claims of our creditors) within 60 days following the termination of employment;

•

a supplemental benefit under our Non-Qualified CRISP plan equal to three times the maximum company contribution that the executive could have received under the Qualified CRISP and Non-Qualified CRISP in the year in which the change of control occurs; and

•	outplacement assistance not exceeding $30,000.

Generally, a termination for “cause” under the agreement requires (1) the willful failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for the company. A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of the company to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel.

Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

For agreements in place prior to July 2011, the agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. The benefit reduction does not apply to Mr. Rodkin.

Following a review of market practices in July 2011, the Committee adopted a policy that any future change in control benefits will be structured without any excise tax gross-up protection. For example, if the company promotes or hires an individual to a position that is, in the Committee’s view, appropriate for change in control program participation, the individual will not be entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to future participants would be inappropriate relative to best executive pay practices.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as a full-time employee of the company is terminated or the executive enters into a written separation agreement with the company. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits

The first table below summarizes estimated incremental amounts payable upon termination under various hypothetical scenarios. A second table summarizes estimated incremental amounts payable upon a hypothetical change of control and upon termination following a change of control. We have not included amounts payable regardless of the occurrence of the relevant triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits where the executive paid the premium. The data in the tables assumes the following:

•

each triggering event occurred on May 25, 2012 (the last trading day of fiscal 2012) and the per share price of our common stock was $25.25 (the closing price of our stock on the NYSE on May 25, 2012);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with the company, the severance pay plan guidelines applied;

•

with respect to the annual incentive plan, awards were earned at target levels and where the HR Committee had discretionary authority to award a payout, except in the cases of involuntary termination with cause and voluntary termination without good reason, it exercised that authority (including in the change of control scenario);

•

with respect to the annual incentive plan, in the case of an involuntary termination not for cause without a change of control, the termination was due to a position elimination in the fiscal 2012 fourth quarter;

•	with respect to performance shares, awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of shares assumed to have been earned);

•	with respect to performance shares in the change of control scenario, the Committee exercised its discretionary authority to award a pro-rata payout and did so at target levels;

•

Non-Qualified Pension amounts reflect the present value of benefits applicable in a scenario, less the present value of accrued benefits to which the executive was entitled under the plan at May 25, 2012;

•

in the normal retirement scenarios, an executive attained the normal retirement age of 65 by fiscal year end (except for Mr. Rodkin who is treated as being “normal retirement” eligible pursuant to his employment agreement with the company); and

•	in the disability scenarios, the disabling event lasted one year into the future.

	Involuntary with Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Normal Retirement $	Death or Disability $(1)
Gary M. Rodkin
Salary Continuation	10,959	2,010,959	10,959	10,959
Annual Incentive Plan	—	6,000,000	2,000,000	2,000,000
Performance Shares	—	5,595,678	5,595,678	5,595,678
Accelerated Stock Options	—	1,326,000	1,326,000	1,326,000
Non-Qualified Pension	—	6,467,601	—	—
Benefits Continuation	—	30,090	—	—
Death Benefits	—	3,144	—	1,000,000
Disability Benefits	—	1,396	—	575,000

Total	10,959	21,434,868	8,932,637	10,507,637

John F. Gehring
Salary Continuation	—	596,154	—	—
Annual Incentive Plan	—	500,000	500,000	500,000
Performance Shares	—	—	1,790,629	1,790,629
Accelerated Stock Options	—	—	424,320	424,320
Benefits Continuation	—	15,066	—	—
Death Benefits	—	—	—	1,000,000
Disability Benefits	—	—	—	325,000

Total	—	1,111,220	2,714,949	4,039,949

	Involuntary with Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Normal Retirement $	Death or Disability $(1)
Andre J. Hawaux
Salary Continuation	—	1,280,000	—	—
Annual Incentive Plan	—	640,000	640,000	640,000
Performance Shares	—	—	1,790,629	1,790,629
Accelerated Stock Options	—	—	424,320	424,320
Benefits Continuation	—	25,272	—	—
Death Benefits	—	—	—	1,000,000
Disability Benefits	—	—	—	395,000

Total	—	1,945,272	2,854,949	4,249,949

Brian L. Keck
Salary Continuation	—	1,050,000	—	—
Annual Incentive Plan	—	525,000	525,000	525,000
Performance Shares Performance Shares	—	—	888,245	888,245
Accelerated Stock Options	—	—	299,520	299,520
Accelerated RSUs	—	336,658	1,010,000	1,010,000
Benefits Continuation	—	9,895	—	—
Death Benefits	—	—	—	1,000,000
Disability Benefits	—	—	—	337,500

Total	—	1,921,553	2,722,765	4,060,265

Paul T. Maass
Salary Continuation	—	694,231	—	—
Annual Incentive Plan	—	380,000	380,000	380,000
Performance Shares	—	—	891,780	891,780
Accelerated Stock Options	—	—	232,800	232,800
Benefits Continuation	—	18,467	—	—
Death Benefits	—	—	—	950,000
Disability Benefits	—	—	—	312,500

Total	—	1,092,698	1,504,580	2,767,080

1.	Amounts shown as benefits from the annual incentive plan and performance shares are payable in the event of a death or disability. Amounts shown as benefits from accelerated stock options and death benefits are paid only in the event of death and are not liabilities of the company. Payouts for death benefits will be made by the insurance company which holds the policy. Amounts shown as disability benefits are payable only in the event of disability. All amounts are totaled for illustrative purposes only.

In the table that follows, if, following a change of control, any of Messrs. Gehring, Hawaux, Keck or Maass was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Mr. Rodkin would be entitled to salary continuation through the end of the month of the event.

Change of Control and:	No Termination	Involuntary w/o Cause or Voluntary w/Good Reason
Gary M. Rodkin
Salary Continuation	—	3,010,959
Annual Incentive Plan	2,000,000	8,000,000
Performance Shares	5,595,678	5,595,678
Accelerated Stock Options	1,326,000	1,326,000
Non-Qualified CRISP	—	129,600
Non-Qualified Pension	—	6,467,601
Benefits Continuation	—	45,135
Death/Disability Benefit	—	6,810
Outplacement	—	30,000
Excise Tax Gross-Up	—	10,854,312
Total	8,921,678	35,465,105
John F. Gehring
Salary Continuation	—	1,500,000
Annual Incentive Plan	500,000	2,000,000
Performance Shares	1,790,629	1,790,629
Accelerated Stock Options	424,320	424,320
Non-Qualified CRISP	—	54,900
Non-Qualified Pension	—	361,503
Benefits Continuation	—	45,135
Death/Disability Benefit	—	6,819
Outplacement	—	30,000
Excise Tax Gross-Up(1)	—	2,417,447
Total	2,714,949	8,630,753
Andre J. Hawaux
Salary Continuation	—	1,920,000
Annual Incentive Plan	640,000	2,560,000
Performance Shares	1,790,629	1,790,629
Accelerated Options	424,320	424,320
Non-Qualified CRISP	—	70,200
Non-Qualified Pension	—	564,927
Benefits Continuation	—	45,135
Death/Disability Benefit	—	6,810
Outplacement	—	30,000
Excise Tax Gross-Up(1)	—	3,539,667
Total	2,854,949	10,951,688

Change of Control and:	No Termination	Involuntary w/o Cause or Voluntary w/Good Reason
Brian L. Keck
Salary Continuation	—	1,575,000
Annual Incentive Plan	525,000	2,100,000
Performance Shares	888,245	888,245
Accelerated Stock Options	299,520	299,520
Non-Qualified CRISP	—	57,645
Accelerated RSUs	1,010,000	1,010,000
Benefits Continuation	—	30,096
Death/Disability Benefit	—	6,810
Outplacement	—	30,000
Excise Tax Gross-Up(1)	—	2,198,589
Total	2,722,765	8,195,905
Paul T. Maass
Salary Continuation	—	1,425,000
Annual Incentive Plan	380,000	1,520,000
Performance Shares	891,780	891,780
Accelerated Stock Options	232,800	232,800
Non-Qualified CRISP	—	29,400
Benefits Continuation	—	44,373
Non-Qualified Pension	—	134,554
Death/Disability Benefit	—	6,573
Outplacement	—	30,000

Excise Tax Gross-Up(1)	—	3,946,963

Total	1,504,580	8,261,443

1.	As described on page 46, excise tax gross-up payments for named executives other than Mr. Rodkin are triggered only when amounts exceed the Section 280G limit by greater than 10%.

Non-Employee Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, the Committee receives input from Frederic W. Cook & Co., Inc., its independent compensation consultant. It also considers the time commitment and skill level required to serve on our Board.

Non-Employee Director Compensation – Other than the Chairman

The following table summarizes the compensation programs for our non-employee directors other than the Chairman in effect during fiscal 2012:

Fiscal 2012
Annual Cash Retainer	$85,000 per year
Annual Committee Chair Retainer(1)	$15,000 for each Committee Chair
Meeting Fees	None, unless the director’s attendance is required at more than 24 total meetings in a year. A fee of $1,500 will be paid for each Board and Committee meeting attended and at which a director’s attendance was required in excess of 24 meetings.
Equity Compensation	A grant of restricted stock units, which we refer to as RSUs, with a value equal to $125,000.

1.	Excludes the Executive Committee. No retainer is paid for service to this Committee.

The number of RSUs is determined by dividing $125,000 by the average of the closing stock price of our common stock on the NYSE for the thirty trading days prior to the grant date (May 31, 2011 for fiscal 2012 (the first trading day of fiscal 2012)). RSUs vested one year from the date of grant, and were subject to continued service during the entire term. Vesting is accelerated in the event of death or permanent disability or, in the event the director is no longer serving one year from the date of grant, vesting is prorated 25% for each fiscal quarter during which the director was serving on the first day of the fiscal quarter. Dividend equivalents are paid on the RSUs, and are paid at the regular dividend rate in shares of our stock.

Non-employee directors other than the Chairman who join the Board or who are elected to a Chairmanship after the start of the plan year are entitled to receive a pro-rated retainer, based on the actual number of days of service and a pro-rated RSU grant, based on the number of months remaining in the fiscal year.

Compensation of the Non-Employee Chairman

In lieu of the elements described above, the Chairman’s pay for service during fiscal 2012 was a grant of RSUs with a value equal to $375,000, with the number of RSUs determined by dividing $375,000 by the average of the closing stock price of our common stock on the NYSE for the thirty trading days prior to the grant date of May 31, 2011 (the first trading day of fiscal 2012). The material terms of the RSUs are identical to those described above for non-employee directors other than the Chairman.

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for the non-employee directors. All non-employee directors, including the Chairman, are expected to acquire and hold shares of ConAgra Foods common stock during their tenure with a value of at least five times the amount of the annual cash retainer paid to non-employee directors other than the Chairman (in other words, $425,000). All directors must acquire this ownership level within five years following first election to the Board, or September 25, 2014, whichever is later. Shares personally acquired by the non-employee directors through open market purchases, as well as RSUs, and shares acquired upon the deferral of fees are counted toward the ownership requirement. Unexercised stock options are not counted.

Director	Stock Ownership Guideline	Actual Ownership(1)
Mr. Bay	$425,000	$1,336,589
Mr. Butler	$425,000	$1,187,377
Mr. Goldstone	$425,000	$1,514,339
Ms. Gregor	$425,000	$678,349
Mr. Johri	$425,000	$530,736
Mr. Jurgensen	$425,000	$2,044,288
Mr. Lenny	$425,000	$512,846
Ms. Marshall	$425,000	$981,887
Mr. Schindler	$425,000	$590,045
Mr. Stinson	$425,000	$1,630,698

1.	Based on the average daily price of our common stock on the NYSE for the 12 months ended July 27, 2012 ($25.3892).

Other Non-Employee Director Compensation Programs

In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs:

•	medical plan access, with the cost of the premium borne entirely by the director;

•	a matching gifts program, under which ConAgra Foods matches up to $10,000 of a director’s charitable donations per fiscal year;

•

a non-qualified deferred compensation plan, through which non-employee directors can defer receipt of their cash or stock compensation. This program does not provide above-market earnings (as defined by SEC rules); and

•

for directors elected to the Board prior to 2003, the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments following the death of the director. ConAgra Foods maintains insurance on the lives of participating directors to fund the program.

Director Compensation Table – Fiscal 2012

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mogens C. Bay	100,000	125,006	10,000	235,006
Stephen G. Butler	100,000	125,006	10,000	235,006
Steven F. Goldstone	—	374,992	—	374,992
Joie A. Gregor	85,000	125,006	10,000	220,006
Rajive Johri	85,000	125,006	10,000	220,006
W.G. Jurgensen	85,000	125,006	—	210,006
Richard H. Lenny	85,000	125,006	10,000	220,006
Ruth Ann Marshall	85,000	125,006	10,000	220,006
Andrew J. Schindler	85,000	125,006	—	210,006
Kenneth E. Stinson	100,000	125,006	10,000	235,006

1.	This column reflects the grant date fair value (computed in accordance with FASB ASC Topic 718) of the stock awards made to non-employee directors during fiscal 2012. No awards of stock options were made to non-employee directors during fiscal 2012.

At fiscal year-end, the aggregate number of outstanding stock awards and outstanding unexercised option awards held by each non-employee director was as set forth below:

Name	Outstanding Stock Awards Held at FYE (#)	Outstanding Stock Options Held at FYE (#)
Mogens C. Bay	30,471	78,000
Stephen G. Butler	19,671	69,000
Steven F. Goldstone	23,600	482,850
Joie A. Gregor	10,071	15,000
Rajive Johri	10,221	21,750
W.G. Jurgensen	21,471	78,000
Richard H. Lenny	9,921	20,250
Ruth Ann Marshall	12,471	33,000
Andrew J. Schindler	12,471	33,000
Kenneth E. Stinson	30,471	78,000

2.	The amount reported reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program described above.

Information on Stock Ownership

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows the shares of ConAgra Foods common stock beneficially owned as of July 27, 2012 by: (1) owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our “named executive officers” for purposes of this Proxy Statement, and (4) all current directors and executive officers as a group.

As discussed in this Proxy Statement, our directors and executive officers are committed to owning stock in ConAgra Foods. Both groups have stock ownership requirements that preclude them from selling any ConAgra Foods stock in the market until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

To better show the financial stake of our directors and executive officers in the company, we have included a “Share Units” column in the table. The column, which is not required under SEC rules, shows deferred shares owned by non-employee directors through the ConAgra Foods, Inc. Directors’ Deferred Compensation Plan and deferred shares owned by executive officers through the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan. Although these shares will ultimately be settled in shares of common stock, they currently have no voting rights, nor will they be settled within 60 days of July 27, 2012.

Name	Number of Shares Owned(4)		Right to Acquire(5)		Percent of Class	Share Units
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	29,509,014		—		7.3%	N/A
Capital Research Global Investments(2) 333 South Hope Street Los Angeles, CA 90071	29,764,312		—		7.3%	N/A
State Street Corporation(3) State Street Financial Center One Lincoln Street Boston, MA 02111	22,572,095		—		5.6%	N/A
Mogens C. Bay	47,777	(6)	80,434		*	—
Stephen G. Butler	30,877	(6)	71,434		*	11,023
Steven F. Goldstone	14,600		490,150		*	30,445
Joie A. Gregor	6,000		17,434		*	15,851
Rajive Johri	—		24,184		*	16,037
W.G. Jurgensen	46,677		80,434		*	28,974
Richard H. Lenny	9,921		22,684		*	5,206
Ruth Ann Marshall	4,560		35,434		*	29,246
Gary M. Rodkin	623,350		4,980,000	(7)	1.4%	189,289
Andrew J. Schindler	1,800		35,434		*	16,573
Kenneth E. Stinson	59,361		80,434		*	—
John F. Gehring	146,934		616,000	(7)	*	—
Andre J. Hawaux	156,539	(6)	856,000	(7)	*	13,196
Brian L. Keck	351		141,333	(7)	*	—
Paul T. Maass	14,763		288,000	(7)	*	—
All Directors and Current Executive Officers as a Group (19 people)	1,276,768		8,478,709	(7)	2.4%	356,184

*	Represents less than 1% of common stock outstanding.

1.	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 13, 2012, which Schedule specifies that BlackRock, Inc. has sole voting and dispositive power with respect to all of these shares.

2.	Based on a Schedule 13G filed by Capital Research Global Investments with the SEC on February 14, 2012, which Schedule specifies that Capital Research Global Investments has sole voting and dispositive power with respect to all of these shares.

3.	Based on a Schedule 13G filed by State Street Corporation and various subsidiaries with the SEC on February 9, 2012, which Schedule specifies that State Street Corporation has shared voting and dispositive power with respect to all of these shares.

4.	For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards and (c) crediting to defined contribution plan accounts.

5.	Reflects shares that the individual has the right to acquire within 60 days of July 27, 2012 through the exercise of stock options or vesting of restricted stock units.

6.	For Mr. Bay, consists of 47,777 shares as to which he shares voting and investment power with his spouse. For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Mr. Hawaux, includes 550 shares held by his spouse, who resides with him.

7.	Reflects shares that the individual has the right to acquire within 60 days of July 27, 2012 through the exercise or vesting of the following: Mr. Rodkin, 4,980,000 options; Mr. Gehring, 616,000 options; Mr. Hawaux, 856,000 options; Mr. Keck, 128,000 options and 13,333 RSUs; Mr. Maass, 288,000 options; and current executive officers not individually named in this table, 659,320 options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2012, all required reports were filed on a timely basis.

Audit / Finance Committee Report

The Audit / Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, and (3) compliance by the company with legal and regulatory requirements. The Audit / Finance Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on our website.

ConAgra Foods’ management is responsible for the company’s financial reporting process and internal controls. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit / Finance Committee oversees the company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit / Finance Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit / Finance Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the SEC. The Audit / Finance Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between the independent auditor and management; (3) the independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit / Finance Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit / Finance Committee in its functions.

During the last fiscal year, the Audit / Finance Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and KPMG LLP, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditor have unrestricted access to the Audit / Finance Committee and periodically meet privately with the Audit / Finance Committee. The Audit / Finance Committee reviewed and discussed with ConAgra Foods’ management and KPMG the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

The Audit / Finance Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit / Finance Committee under the Statement on Auditing Standards No. 61, as amended (relating to communication with audit committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit / Finance Committee also reviewed and discussed with KPMG its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from ConAgra Foods, including those of the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit / Finance Committee concerning independence. The Audit / Finance Committee also considered whether the provision of non-audit services provided by KPMG to the company during fiscal 2012 was compatible with the auditor’s independence.

Based on these reviews and discussions, and the report of the independent auditor, the Audit / Finance Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2012 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit / Finance Committee

Stephen G. Butler, Chair	Rajive Johri
Richard H. Lenny	Andrew J. Schindler

Voting Item #2: Ratification of the Appointment of Independent Auditor

The Audit / Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as our independent auditors for fiscal 2013 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. The Audit / Finance Committee and the Board of Directors request that the stockholders ratify this appointment.

Representatives from KPMG are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the Audit / Finance Committee will reconsider the appointment. Even if the appointed auditor is ratified, the Audit / Finance Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

Fees billed by KPMG for services provided for fiscal years 2012 and 2011 were as follows:

	Fiscal 2012	Fiscal 2011
Audit Fees	$5,508,000	$5,347,000
Audit-Related Fees	105,000	8,000
Tax Fees	3,000	—
All Other Fees	69,000	11,000

Total Fees	$5,685,000	$5,366,000

Audit Fees consist of the audits of our fiscal years 2012 and 2011 annual financial statements and the review of our quarterly financial statements during fiscal years 2012 and 2011.

Audit-Related Fees in fiscal years 2012 and 2011 consisted of other attestation services.

Tax Fees in fiscal year 2012 consisted of tax consultation and tax compliance services.

All Other Fees in fiscal year 2012 consisted of services related to review of prescription drug contract compliance and a license for accounting research software. All other fees in fiscal year 2011 related to a license for accounting research software.

The Audit / Finance Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit / Finance Committee will periodically grant general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit / Finance Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit / Finance Committee. In periods between Audit / Finance Committee meetings, the Chairman of the Audit / Finance Committee has the delegated authority from the Committee to pre-approve additional services, and his pre-approvals are then communicated to the full Audit / Finance Committee at its next meeting.

The Audit / Finance Committee approved 100% of the services performed by KPMG relating to audit fees, audit-related fees, tax fees and all other fees during fiscal years 2012 and 2011.

The Board of Directors recommends a vote “FOR” the Ratification of the Appointment of KPMG LLP as Independent Auditor for Fiscal 2013.

Voting Item #3: Advisory Vote to Approve Named Executive Officer Compensation

Consistent with our stockholders’ preference as indicated at our 2011 annual meeting, our stockholders are being given an opportunity to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers at the 2012 Annual Meeting. We currently conduct our advisory votes to approve the compensation of our named executive officers on an annual basis, and the next such advisory vote is expected to be conducted at our 2013 annual meeting of stockholders.

The 2012 vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on page 13. At the 2011 annual meeting, our stockholders approved the compensation of our named executive officers, with almost 87% of shares cast voting in favor of approving such compensation. While this vote is advisory and not binding on our company, the Board and the Human Resources Committee value the opinions of our stockholders and expect to consider the outcome of the vote, along with other relevant factors, when considering named executive officer compensation decisions after the 2012 Annual Meeting.

As described in detail in the CD&A, our executive compensation program is designed to encourage and reward behavior that promotes sustainable growth in stockholder value. The Human Resources Committee believes that for the program to do so, it must accomplish five objectives:

•	Incent the right results for the long-term health of the business, without creating unnecessary or excessive risks to the company.

•	Reward performance and be strongly aligned with stockholders, to inspire and reward behavior that promotes sustainable growth in stockholder value.

•

Remain externally competitive to aid talent attraction and retention, because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

•

Promote internal pay equity and consistency, recognizing that individual pay will reflect differences in experience, performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

•	Promote and reward long-term commitment, and longevity of career with the company.

The Board believes that the Human Resources Committee effectively adhered to these objectives in awarding fiscal 2012 compensation to our named executive officers. In particular, pay was closely linked to performance and reflected the challenging year we experienced. With consumers struggling and an external environment marked by a continuation of the escalating input costs we saw in fiscal 2011, our profits were negatively impacted in fiscal 2012. However, we successfully delivered growth in diluted earnings per share, adjusted for items impacting comparability, and placed the company on solid ground as we entered fiscal 2013. Key accomplishments during fiscal 2012 are set forth in our Proxy Statement Summary (page i) and CD&A (pages 13 to 31), and include such items as:

•	Successfully turning around our Lamb Weston specialty potato operations.

•

Investing for the future through acquisitions, using approximately $694 million of cash on hand to acquire assets in large and fast-growing categories (for example, frozen breakfast, private label pretzels and private label pita chips) and an international market where we already have a presence, Canada. We also acquired a majority ownership position in Agro Tech Foods Ltd., an Indian food company in which we have had an equity interest since 1997.

•	Effectively leveraging our strong innovation capabilities.

•	Responsibly deploying our capital:

•	Our Board of Directors raised the company’s annualized dividend by 4% during fiscal 2012, to its current annualized rate of $0.96 per share; and

•

Our Board of Directors approved a $750 million increase to the company’s existing share repurchase authorization. We returned more than $352 million to stockholders through share repurchases during fiscal 2012.

The fiscal 2012 pay packages for our named executive officers consisted of salary, short- and long-term incentive opportunities and other benefits discussed in the CD&A (pages 13 to 31). You can read about our Human Resources Committee’s methodology for setting pay opportunities and approving actual payouts, and learn more about our compensation plans and programs, in that section. In summary, however, it is worth noting that in determining the amount of compensation paid to our named executive officers, the Human Resources Committee focuses intently on aligning pay and performance. As such:

•

our fiscal 2012 performance results were in line with our expectations but slightly short of our target. Payouts under our fiscal 2012 annual incentive plan reflected our performance and ranged from 70% to 100% of targeted amounts, with most awards paying out at 78% of targeted amounts; and

•

from a three-year perspective, fiscal years 2010 through 2012 represented a period of volatility in our business performance. The performance share component of our long-term incentive program for the named executive officers for that three-year period included a profit growth threshold that was not met. As a result, our named executive officers received no payout under the performance share component of the plan.

The Committee believes that these actions appropriately reflect its commitment to rewarding executives based on actual performance results.

With these decisions and results in mind, we are asking our stockholders to once again indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” the Resolution Approving the Compensation of our Named Executive Officers.

Additional Information

Information About the 2012 Annual Meeting

Revoking a Proxy

You can revoke your proxy before your shares are voted if you (1) are the record owner of your shares and submit a written revocation to our Corporate Secretary at or before the meeting (mail to: ConAgra Foods, Inc., Attn: Corporate Secretary, One ConAgra Drive, Omaha, Nebraska 68102), (2) submit a timely later-dated proxy (or voting instruction card if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent Internet or telephone voting instructions. You may also attend the meeting in person and vote in person, subject to the legal proxy requirement noted on page 1 for street name owners.

For Participants in the ConAgra Foods Retirement Income Savings Plan

If you hold shares in the ConAgra Foods Retirement Income Savings Plan, your voting instruction card covers the shares credited to your plan account. The plan’s trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Tuesday, September 18, 2012. If the plan trustee does not receive your instructions by that date, the trustee will vote the shares held by the ConAgra Foods Retirement Income Savings Plan in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

Proxy Solicitation

We have engaged Innisfree M&A Incorporated as our proxy solicitor for the annual meeting at an estimated cost of approximately $9,000 plus disbursements. Our directors, officers and other employees may also solicit proxies in the ordinary course of their employment. ConAgra Foods will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Quorum

A majority of the shares of common stock outstanding on the record date must be present in person or by proxy at the meeting to constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Requirements and Manner of Voting Proxies

If a quorum is present:

•

We will hold an election of directors.    Each outstanding share is entitled to cast one vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “Corporate Governance” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors.

•

We will vote on ratification of the appointment of the independent auditor.    The appointment of the independent auditor for fiscal 2013 will be ratified if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to the matter.

•

We will hold a vote, on a non-binding advisory basis, to approve our named executive officers’ compensation.    The non-binding advisory resolution to approve the compensation of the company’s named executive officers, as described in the “Compensation Discussion and Analysis” and tabular compensation disclosure in this Proxy Statement will be considered adopted if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded and therefore will not affect the outcome of the votes on this matter.

The shares represented by all valid proxies received by Internet, by telephone or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “For” the election of all of the nominees for director named in this Proxy Statement; “For” the ratification of the appointment of our independent auditor for fiscal 2013; and “For” the resolution to approve the compensation of the company’s named executive officers. If any matter not described above is properly presented at the meeting, the proxy gives authority to the persons named on the proxy card to vote as recommended by the Board of Directors on such other matters.

Attendance at the Meeting

Admission to the meeting will be by ticket or confirming bank/brokerage statement only, and those attending the meeting must bring some form of government-issued photo identification.

•	If your ConAgra Foods shares are registered in your name, the top half of your proxy card or the Notice of Internet Availability of Proxy Materials is your admission ticket.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials electronically, your admission ticket is a print-out of the e-mail that links you to the materials.

•

If your ConAgra Foods shares are held in street name (through a bank or brokerage account), bring a recent bank or brokerage statement to the meeting showing that you owned ConAgra Foods common stock on July 27, 2012.

Multiple Stockholders Sharing an Address

We are allowed to deliver a single annual report and Proxy Statement to a household at which two or more stockholders reside when we believe those stockholders are members of the same family. We believe this rule benefits everyone. It eliminates duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs. You will continue to receive individual proxy cards for each registered account. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household, please contact our agent, Broadridge, at: 1-800-542-1061, or in writing at: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, following which you will begin receiving an individual copy of the material for each registered account. You can also contact Broadridge at the phone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Stockholder Proposals to be Included in our 2013 Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, stockholder proposals must be received at our principal executive offices no later than the close of business on April 8, 2013. Address proposals to the Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102.

Other Stockholder Proposals to be Presented at our 2013 Annual Meeting

Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2013 Annual Meeting be received at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the 2012 annual meeting. If the date of the 2012 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. Our bylaws also specify the information that must accompany notice. Our proxy card for the 2013 annual meeting will give discretionary authority with respect to all stockholder proposals properly brought before the 2013 annual meeting that are not included in the 2013 annual meeting Proxy Statement. Address proposals to the Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102.

***

CONAGRA FOODS, INC. ONE CONAGRA DRIVE OMAHA, NE 68102-5001

VOTE BY INTERNET - www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to Website www.proxyvote.com.

3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Call toll free 1-800-690-6903.

3. Follow the recorded instructions.

VOTE BY MAIL

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Mark, sign and date your voting instruction card.

3. Return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M48865-P29248 KEEP THIS PORTION FOR YOUR RECORDS
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONAGRA FOODS, INC. The Board of Directors recommends a vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
	01) Mogens C. Bay	07) Richard H. Lenny
	02) Stephen G. Butler	08) Ruth Ann Marshall
	03) Steven F. Goldstone	09) Gary M. Rodkin
	04) Joie A. Gregor	10) Andrew J. Schindler
	05) Rajive Johri	11) Kenneth E. Stinson
06) W.G. Jurgensen

The Board of Directors recommends a vote FOR the following proposal:								For	Against	Abstain
2.	Ratification of the appointment of Independent Auditor							☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:
3.	Advisory vote to approve named executive officer compensation							☐	☐	☐
NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this instruction card.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

ConAgra Foods 2012 Annual Stockholders’ Meeting

Friday, September 21, 2012

1:30 p.m. CT

Witherspoon Concert Hall

Joslyn Art Museum

2200 Dodge Street

Omaha, Nebraska 68102

You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 21, 2012 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

M48866-P29248

VOTING INSTRUCTION CARD - CONAGRA FOODS, INC.
Please vote and sign on reverse side
This Proxy is Solicited by the Board of Directors for the September 21, 2012 Annual Meeting of Stockholders

As a participant in the ConAgra Foods Retirement Income Savings Plan (the “CRISP”), I hereby direct State Street Bank and Trust Company as Trustee, to vote all shares held in this plan account as I instruct in the instructions listed on the reverse side.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, AND FOR ITEMS 2 AND 3.

If you wish to direct the Trustee by mailing this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card and mark, date and return it in the enclosed envelope. Information on telephonic and Internet voting is on the reverse side of this voting instruction card. If you are a current or former employee of ConAgra Foods, Inc. and have an interest in CRISP, your proportionate interest as of July 27, 2012 is shown on this voting instruction card and your instructions will provide voting instructions to the Trustee of the plan. If this card is not returned, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

Your telephone or Internet voting instruction authorizes State Street Bank and Trust Company to vote these shares in the same manner as if you marked, signed and returned your voting instruction card. Whether you vote by mail, telephone or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 18, 2012.

Continued and to be signed on reverse side

CONAGRA FOODS, INC. ONE CONAGRA DRIVE OMAHA, NE 68102-5001

VOTE BY INTERNET - www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to Website www.proxyvote.com.

3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Call toll free 1-800-690-6903.

3. Follow the recorded instructions.

VOTE BY MAIL

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Mark, sign and date your voting instruction card.

3. Return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M48867-P29248 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONAGRA FOODS, INC. The Board of Directors recommends a vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
	01) Mogens C. Bay	07) Richard H. Lenny
	02) Stephen G. Butler	08) Ruth Ann Marshall
	03) Steven F. Goldstone	09) Gary M. Rodkin
	04) Joie A. Gregor	10) Andrew J. Schindler
	05) Rajive Johri	11) Kenneth E. Stinson
06) W.G. Jurgensen

The Board of Directors recommends a vote FOR the following proposal:								For	Against	Abstain
2.	Ratification of the appointment of Independent Auditor							☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal:
3.	Advisory vote to approve named executive officer compensation							☐	☐	☐
NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this instruction card.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

ConAgra Foods 2012 Annual Stockholders’ Meeting

Friday, September 21, 2012

1:30 p.m. CT

Witherspoon Concert Hall

Joslyn Art Museum

2200 Dodge Street

Omaha, Nebraska 68102

You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 21, 2012 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

M48868-P29248

PROXY - CONAGRA FOODS, INC.

Please vote and sign on reverse side

This Proxy is Solicited by the Board of Directors for the

September 21, 2012 Annual Meeting of Stockholders

The undersigned appoints each of Steven F. Goldstone and Gary M. Rodkin as proxies, with full power of substitution, to vote all shares of common stock of ConAgra Foods, Inc. that the undersigned would be entitled to vote at the Annual Stockholders’ Meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, AND FOR ITEMS 2 AND 3, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL STOCKHOLDERS’ MEETING.

If you wish to vote by mailing this proxy card, please mark the boxes accordingly. Indicate the date, sign your name exactly as it appears on this card and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 20, 2012.

Continued and to be signed on reverse side